                                                              EXHIBIT 10.13


                          AGREEMENT TO PURCHASE ASSETS

                             AND ASSUME LIABILITIES

                                    BETWEEN

                      WORLD SAVINGS AND LOAN ASSOCIATION,

                               PRIMERIT BANK, FSB

                                      AND

                           SOUTHWEST GAS CORPORATION
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                               TABLE OF CONTENTS


ARTICLE                                                                                                    PAGE
- -------                                                                                                    ----
I.         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

II.        TERMS OF PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           2.1            Purchase and Sale of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           2.2            Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           2.3            No Other Debt, Obligations or Liabilities Assumed   . . . . . . . . . . . . . . .   5
           2.4            Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           2.5            Consideration for Assumption of Deposits  . . . . . . . . . . . . . . . . . . . .   6
           2.6            Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           2.7            Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . .   6

III.       DUE DILIGENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
           3.1            Fixed Assets Inventory & Inspection   . . . . . . . . . . . . . . . . . . . . . .   7
           3.2            Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
           3.3            Account Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
           3.4            Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

IV.        CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           4.1            Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           4.2            Payment Due at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           4.3            Post Closing Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           4.4            Disputes as to Calculations   . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           4.5            Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           4.6            Deliveries by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

V.         REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           5.1            Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           5.2            Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
           5.3            Governmental Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

VI.        REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
           6.1            Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
           6.2            Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           6.3            Governmental Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

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
           6.4            Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           6.5            Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           6.6            Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           6.7            Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           6.8            Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           6.9            Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           6.10           Information for Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . .  13
           6.11           Operation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           6.12           Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           6.13           Account Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
           6.14           Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

VII.       COVENANTS OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
           7.1            Regulatory Notices and Applications   . . . . . . . . . . . . . . . . . . . . . .  16
           7.2            Further Assurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
           7.3            Performance of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

VIII.      COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
           8.1            Access to Records and Information; Personnel;
                             Customers; Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
           8.2            Conduct of Business Pending Closing   . . . . . . . . . . . . . . . . . . . . . .  18
           8.3            New Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           8.4            Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           8.5            Consents; Compliance With Information   . . . . . . . . . . . . . . . . . . . . .  19
           8.6            Repair or Substitution of Fixed Assets  . . . . . . . . . . . . . . . . . . . . .  19
           8.7            Removal of Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           8.8            Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           8.9            Furnishing Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           8.10           Operations of Branch Offices  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
           8.11           Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

IX.        CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
           9.1            Conditions to the Obligations of Seller   . . . . . . . . . . . . . . . . . . . .  20
           9.2            Conditions to the Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . .  22

X.         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           10.1           Events of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           10.2           Manner of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

XI.        EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           11.1           Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           11.2           Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           11.3           Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

XII.       OTHER AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           12.1           Returned Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           12.2           Holds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
           12.3           Direct Deposits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
           12.4           Backup Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
           12.5           Checking Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
           12.6           IRA and Keogh Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
           12.7           Delivery of Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
           12.8           Interest Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           12.9           Notices to Depositors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           12.10          Card Processing and Overdraft Coverage  . . . . . . . . . . . . . . . . . . . . .  29
           12.11          ABA Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           12.12          Transition Assistance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

XIII.      GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           13.1           Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           13.2           Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           13.3           No Broker or Finder   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           13.4           Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           13.5           Incorporation of Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           13.6           Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           13.7           Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           13.8           Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           13.9           Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           13.10          Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           13.11          Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           13.12          Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           13.13          Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
           13.14          Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
           13.15          Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
           13.16          Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                          AGREEMENT TO PURCHASE ASSETS
                             AND ASSUME LIABILITIES


         This Agreement to Purchase Assets and Assume Liabilities (" Agreement") is made and entered into this __ day of May, 1993, by and between World Savings and Loan Association, a Federal Savings and Loan Association ("Buyer"), and PriMerit Bank, FSB, a Federal Savings Bank ("Seller").

                                    RECITALS

         A. Buyer desires to acquire certain assets and assume certain liabilities of Seller and Seller desires to transfer to Buyer such assets and liabilities, as described in detail below.

         B. Buyer and Seller wish to consummate the transactions contemplated by this Agreement in a timely and effective manner.

         In consideration of the foregoing and the representations, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms have the definitions indicated:

         "Account Loans" shall have the meaning assigned to it in Section 3.3 of the Agreement.

         "Accrued Interest" means interest on deposits or loans, as the case may be, which is accrued but unpaid through a particular date.

         "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control with that party.

         "Assets" means the Fixed Assets, the Account Loans, the Cash on Hand, the Records and the Core Deposit Intangible.

         "Assumed Contracts" shall have the meaning assigned to it in
Section 3.4 of the Agreement.

         "Branch Offices" means those Seller branches listed on Schedule 1.

         "Brokered Deposits" shall have the meaning set forth in 12 C.F.R.
Section 337.6.

         "Cash on Hand" means all petty cash, vault cash, teller cash and ATM cash located at a Branch Office. At the Closing, Seller shall deliver to Buyer a schedule ("Schedule 1.1 ") indicating the amount and location of the Cash on Hand as of the close of business on the day preceding the Closing Date.

         "Closing" and "Closing Date" shall have the meanings assigned to them in Section 4.1 of the Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company Employee Plan" shall refer to any Employee Plan which is now or, within five (5) years prior to the Closing Date, has been maintained, contributed to, or required to be contributed to, for the benefit of any Employee, and pursuant to which the Seller or any ERISA Affiliate has or may have any liability, contingent or otherwise.

         "Core Deposits" means the aggregate amount of Deposits, together with all Accrued Interest thereon, but excluding: (i) Escheatable Deposits, (ii) Public Fund Accounts, (iii) Brokered Deposits, (iv) the portion of any Deposits in excess of $100,000, (v) Foreign Deposits, (vi) the portions of Deposits that secure Account Loans, (vii) commercial or business accounts, (viii) Deposits involved in pending or threatened litigation, and (ix) Deposits owned by any Affiliate of Seller or owned by any current employee of Seller not hired by Buyer effective upon the Closing. Although the Core Deposits are a liability of Seller that will be assumed together with other Deposits pursuant to Section 2.2(a), as a source of funds the Core Deposits represent a valuable asset, separate and distinct from goodwill, which Seller wishes to sell and Buyer wishes to purchase.

         "Core Deposit Intangible" shall have the meaning assigned to it in
Section 2.7 of the Agreement.

         "Deposit Premium" means .20% of the aggregate amount of the Core Deposits as of the close of business on the Closing Date. The Deposit Premium represents the reasonable value of the Core Deposit Intangible associated with the Core Deposits.

         "Deposits" shall have the meaning assigned to it in Section 3.2 of the Agreement.

         "Employee" shall mean any current employee, officer, consultant, independent contractor, agent or director of the Seller or any of its subsidiaries, who performs services at any of the Branch Offices during the period commencing on the date of this Agreement and ending on the Closing Date.

         "Employee Agreement" shall refer to each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Seller or any of its subsidiaries and any Employee.

         "Employee Plan" shall refer to any plan, program, policy, payroll practice, contract, or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA.

         "Encumbrances" means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases and other restrictions of any kind whatsoever.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Seller under Section 414(o) of the Code, or is under "common control" with the Seller within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         "Escheatable Deposits" means savings accounts or checking deposits at the Branch Offices which have had no activity or customer contact for at least three years prior to the Closing Date.

         "FDIC" means the Federal Deposit Insurance Corporation and any successor thereto.

         "Federal Funds Rate" means for any day, the avenge of the dally high and low interest rates for federal funds for the previous business day as reported in such day's Wall Street Journal.

         "Fixed Assets" shall have the meaning assigned to it in Section 3.1 of the Agreement.

         "Foreign Deposits" means all Deposits at the Branch Offices in the names of persons whose primary or seasonal addresses as they appear on the records of the Seller are not in the State of Arizona.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" means, with respect to Seller, the actual knowledge or knowledge which reasonably should have been obtained, after due diligence, of one or more of the following employees of Seller: any branch manager of the Branch Offices, any vice president, senior vice president, chief financial officer, chief administrative officer, executive vice president, and chief executive officer. "Knowledge" means, with respect to Buyer, the actual knowledge or knowledge which reasonably should have been obtained after due diligence, of one or more of the following employees of Buyer: any vice. president, senior vice president, group senior vice president, executive vice president or chief executive officer.

         "Losses" shall mean any and all losses, damages, costs and expenses, including reasonable attorneys' fees, and any excise and penalty taxes.

         "Multiemployer Plan" shall mean any Pension Plan which is a "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA.

         "Net Book Value" means, with respect to any asset, the total book value of the asset less applicable reserves, encumbrances and other deductible items, as reflected in the financial statements of Seller computed in accordance with generally accepted accounting principles consistently applied, plus any accrued interest thereon, excluding purchase accounting adjustments recorded as a result of Seller's acquisition of Union Savings and Loan Association.

         "OTS" means the Office of Thrift Supervision and any successor thereto.

         "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, and each "employee pension benefit plan" with respect to which the Seller or any ERISA Affiliate may have any liability.

         "Public Fund Accounts" means a savings or checking account containing the funds of a state, county, municipality or other government unit or subdivision.

         "Records" means (i) all records and original documents pertaining to the Assets (including warranties on Fixed Assets) and (ii) all records and original documents relating to the Deposits.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

                                   ARTICLE II

                               TERMS OF PURCHASE

         2.1 Purchase and Sale of Assets. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall convey, assign and transfer to Buyer and Buyer shall purchase from Seller all of Seller's right, title and interest in and to the following assets:

                 (a)      The Fixed Assets;

                 (b)      The Account Loans;

                 (c)      The Cash on Hand;

                 (d)      The Records; and

                 (e)      The Core Deposit Intangible.

         2.2     Assumption of Liabilities.

                 (a) Deposits. As of the close of business on the Closing Date, subject to the terms and conditions set forth in this Agreement, Buyer shall assume liability for the payment and performance of Seller's obligations on the Deposits in accordance with the terms of such Deposits in effect on the Closing Date.

                 (b) Safe Deposit Box Business. As of the close of business on the Closing Date, Buyer will assume the obligations of Seller relating to the safe deposit box business conducted at the Branch Offices, as may be modified to conform to Buyer's conduct of business.

                 (c) Assumed Contracts. As of the close of business of the Closing Date, Buyer shall assume the obligations of the Seller with respects to the Assumed Contracts.

         2.3 No Other Debt. Obligation or Liabilities Assumed. It is understood and agreed that, except as expressly set forth in this Agreement, Buyer shall not assume or be liable for any of the debts, obligations or liabilities of Seller of any kind or nature whatsoever including, but not limited to, any tax; any debt; any insurance premium; any liability for unfair labor practices (such as wrongful termination or employment discrimination) or under the WARN Act; any liability or obligation with respect to the Deposits except the obligation to pay the principal amount of each Deposit plus Accrued Interest; any liability arising out of or with respect to any of the Assets prior to the close of business on the Closing Date; any liability or obligation of Seller arising out of any threatened or pending litigation; or any liability with respect to personal injury or property damage claims.

         2.4 Purchase Price. The purchase price of the Assets will be an amount equal to the sum of the following:

                 (a) A sum equal to the Net Book Value of the Fixed Assets as of the close of business on the Closing Date;

                 (b) A sum equal to the Net Book Value of the Account Loans as of the close of business on the Closing Date;

                 (c) The amount of all Cash on Hand as of the close of business on the Closing Date; and

                 (d)      The Deposit Premium.

         2.5 Consideration for Assumption of Deposits. As consideration for the assumption of the Deposits, Seller shall pay to Buyer at the Closing one hundred percent (100% ) of the aggregate amount of the Deposits as of the close of business on the Closing Date, including Accrued Interest thereon.

         2.6 Prorations. All ordinary operating expenses relating to the Branch Offices, deferred or prepaid, including, without limitation, wages, salaries, rents, utility payments, liability and casualty insurance premiums, property taxes and assessments, FDIC insurance premiums and payments under Assumed Contracts, and the aggregate amount of collected but unearned fees, rentals and premiums paid in advance in connection with operations at the Branch Offices, including, without limitation, all safe deposit box fees and rentals, shall be prorated between the parties on the basis of a thirty (30) day month and a 360 day year as of the close of business on the Closing Date. All security deposits under leases and utility contracts (to the extent transferred to Buyer) shall be credited to Seller. At the Closing, Seller shall deliver to Buyer a schedule ("Schedule 2.6") indicating the type and amount of expenses, fees and security deposits to be prorated or credited under this
Section 2.6 as of the close of business on the Closing Date.

         2.7 Allocation of Purchase Price. Buyer and Seller agree that the allocation of the purchase price will be made based on the relative fair market value of the assets acquired as required by Section 1060 of the Code, and agree to utilize such allocation for federal income tax purposes. Such allocation, as set forth in Exhibit 1 hereto, will be consistently reflected by each party on their federal income tax returns and similar documents, including but not limited to IRS Form 8594. Neither party shall file any document or assert any position that conflicts or is inconsistent with such allocation, and each party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the IRS relating to IRS Form 8594. Each party shall cooperate fully with the other in preparing and filing IRS Form 8594.

         In connection with the preparation of such allocation the parties acknowledge that one of the principal effects of the Agreement is the transfer of an additional asset (referred to herein as the "Core Deposit Intangible"),
the value of which is the primary     reason Buyer has agreed to pay the
Deposit Premium described in Section 2.4(d) of the Agreement. Accordingly, the parties agree that, in the preparation of IRS Form 8594 or any other asset allocation statement, the Core Deposit Intangible shall be taken into account and shall be assigned the fair market value mutually agreed upon by Buyer and Seller and as forth in Exhibit 1 hereto.


                                  ARTICLE III

                                 DUE DILIGENCE

         3.1 Fixed Assets Inventory and Inspection. Within ten (10) business days after the date of this Agreement, Seller shall deliver to Buyer a schedule of the furniture, equipment and other tangible personal property owned by Seller and located at each of the Branch Offices (referred to herein as Schedule 3.1), prepared as of the date of this Agreement. Schedule 3.1 shall identify each item of such property with reasonable particularity, giving the Net Book Value on Seller's books and describing any and all security interests therein or other lien thereon. Buyer shall be entitled to conduct a walk-through inspection of each Branch Office after receipt of Schedule 3.1 to inspect such property. In the event that any of such property as reported on the Schedule 3.1 is missing, malfunctioning or in a deteriorated condition, is subject to any liens as of the Closing, or in the event Buyer determines, in its sole discretion, that it cannot readily use such property, Buyer may elect to exclude the property from the transfer under this Agreement. Buyer intends to exclude ATMs, teller terminals, and other data processing equipment not compatible with the Buyer's data processing system. At the Closing, Seller agrees to provide Buyer an updated Schedule 3.1 listing all of the items of property remaining after any such exclusions (hereinafter the "Fixed Assets") and listing, among other things, the Net Book Value of each item calculated as of the close of business on the month-end preceding the Closing Date. A final
Schedule 3.1 shall list the Net Book Value of each item as of the close of business on the Closing Date. The final Schedule 3.1 shall be delivered to Buyer at the Post-Closing pursuant to Section 4.3.

         3.2 Deposits. Within ten (10) business days after the date of this Agreement, Seller shall deliver a schedule of all savings accounts, checking accounts and certificates of deposit domiciled at the Branch Offices, together with all Accrued Interest thereon (referred to herein as Schedule 3.2), prepared as of the date of this Agreement, listing by Branch Office and by category the amount of all deposits and the interest rates and maturity dates associated with such deposits. Included as a part of this preliminary deposit schedule shall be a true copy of the form of all contracts, agreements, and other documents governing or specifying the terms of the deposit relationship between Seller and the holders of such deposit accounts. It is the intention of Buyer to purchase substantially all the deposit accounts; however, Buyer shall have the right to exclude any deposit accounts it is unwilling to assume for legal or operational reasons. Not less than thirty (30) days prior to the Closing Date, Buyer shall provide Seller with a list of deposits (referred to herein as Schedule 3.2A) which are being excluded in good faith for legal or operational reasons. Within twenty-one (21) days of, but no less than fourteen (14) days prior to the Closing Date, Seller will provide Buyer with a list of all deposits domiciled at the Branches that are subject to any Encumbrances other than Encumbrances related to Account Loans. Within five days of the Closing Date, Buyer will notify Seller of any deposits subject to Encumbrances that the Buyer has determined to exclude from the deposits to be transferred pursuant to this Agreement (referred to herein as Schedule 3.2B). The balances of the deposits after such exclusions, (collectively referred to herein as the "Deposits"), together with Accrued Interest thereon shall be reflected on an updated
Schedule 3.2 as of the close of business on a date no more than forty-eight
(48) hours prior to the Closing Date, which schedule shall also indicate the Deposits that constitute Core Deposits. The updated Schedule 3.2 shall be delivered by Seller to Buyer at the Closing. A final Schedule 3.2 shall reflect the Deposits as of the close of business on the Closing Date, shall indicate the Deposits that constitute Core Deposits and shall indicate the Deposits subject to Encumbrances other than Encumbrances related to Account Loans. The Buyer shall have the right upon notice to Seller to exclude any Deposits from the final Schedule 3.2 subject to any such Encumbrances. The final Schedule 3.2 shall be delivered to Buyer at the Post-Closing pursuant to
Section 4.3. Seller shall provide Buyer with any information with respect to Core Deposits reasonably requested by the Buyer.

         3.3 Account Loans. Within ten (10) business days after the date of this Agreement, Seller shall provide Buyer with a schedule of all savings account loans secured by deposits domiciled at the Branch Offices together with all accrued and unpaid interest thereon (referred to herein as Schedule 3.3).
Schedule 3.3 shall set forth the unpaid principal balances, rates of interest and principal terms of such loans, and shall include a true copy of the forms of all contracts governing or specifying the terms of the borrowing relationships between Seller and the borrowers under such loans. Buyer may by notice to Seller exclude from Schedule 3.3 (i) any loan that is not current or is thirty (30) or more days delinquent, (ii) any loan that was not underwritten based upon Seller's normal underwriting standards, (iii) any loan that is not secured solely and fully by Deposits domiciled at the Branch Offices and (iv) any loan as to which Seller has been notified that the borrower has filed a petition in bankruptcy. An updated Schedule 3.3 of the loans remaining after any exclusions by Buyer and reflecting the balance of such loans (collectively referred to herein as "Account Loans"), together with accrued interest thereon as of the close of business on a date no more than forty-eight (48) hours prior to the Closing Date, and indicating the unpaid principal balances, rates of interest and principal terms of such Account Loans, shall be delivered by Seller to Buyer at the Closing. A final Schedule 3.3 shall reflect the balance of the Account Loans as of the close of business on the Closing Date. The final Schedule 3.3 shall be delivered to Buyer at the Post-Closing pursuant to
Section 4.3. Buyer shall not purchase any loans under this Agreement other than the Account Loans.

         3.4 Contracts. Within ten (10) business days after the date of this Agreement, Seller shall provide Buyer with a schedule of all contracts of any kind relating to the operation and the business of the Branch Offices, including, among other things, maintenance contracts, service contracts, note collection agreements, safe deposit box contracts, messenger contracts and personal property leases (such schedule to be referred to herein as Schedule 3.4). Schedule 3.4 shall indicate whether the consent of a third party is required in order for each such contract to be assigned to Buyer. Buyer shall have the right to inspect the contracts identified on Schedule 3.4 and may by notice to Seller exclude from Schedule 3.4 any contract that: (i) is not assignable by its terms or (ii) Buyer determines is not necessary or desirable for the operation of the Branch Offices, provided that Buyer may not exclude any maintenance contracts related to the Fixed Assets to be purchased by Buyer. An updated Schedule 3.4 listing all of the contracts remaining after any such exclusions (such contracts collectively referred to herein as the "Assumed Contracts") shall be delivered by Seller to Buyer at the Closing. Any contract not assumed by Buyer shall be deemed to have been retained by Seller and Buyer shall not be liable in any way with respect to any such non-assumed contracts.


                                   ARTICLE IV

                                    CLOSING

         4.1 Closing. The closing of the transactions contemplated by this Agreement ("the Closing") and the closing of the transactions contemplated by the Branch Purchase and Assumption Agreement between Buyer and Seller shall take place simultaneously in the offices of the Buyer, at 1901 Harrison Street, Oakland, California on July 30, 1993, provided that such date shall be extended to a date on or before December 31, 1993 if (i)one or more of the conditions set forth in Article IX has not been satisfied or waived on or before such date and Seller or Buyer, as applicable, has diligently and in good faith attempted to satisfy such condition or conditions or (ii) it is reasonably necessary for Buyer to complete or facilitate the conversion of Seller's records to Buyer's data processing system or (iii) the time for closing the transactions contemplated by the Branch Purchase and Assumption Agreement has been extended. The date the Closing is to be held is referred to herein as the "Closing Date."

         4.2 Payment Due At Closing. The amount owed Seller by Buyer pursuant to Section 2.4 will be deducted from the amount owed Buyer by Seller pursuant to Section 2.5 and netted with the amount due the appropriate party under Section 2.6 to determine the amount due Buyer from Seller as of the Closing (the "Cash Payment"). The Cash Payment shall be determined based on a preliminary. settlement statement substantially in the form attached hereto as
Exhibit 2, to be delivered by the Seller to Buyer at the Closing (the "Preliminary Settlement Statement"). The Seller shall pay to Buyer by wire transfer of immediately available funds the Cash Payment so determined.

         4.3 Post-Closing Adjustments. Following the Closing Date and after the final data necessary to prepare a definitive settlement sheet have been accumulated (including, without limitation, final schedules 1.1, 2.6, 3.1, 3.2, and 3.3 prepared as of the close of business on the Closing Date), Buyer and Seller shall hold a post closing (the "Post-Closing") for purposes of conducting an adjusting settlement using such final data. The difference between the Cash Payment and the final settlement amount (the "Final Payment") shall be transferred, together with accrued interest thereon from the Closing Date at the Federal Funds rate in effect on the Closing Date, to Seller from Buyer or to Buyer from Seller, as the case may be. In addition, the prorations contemplated under Section 2.6 that cannot be reasonably calculated at the Closing shall be settled at the Post-Closing. The Post-Closing will be held within fifteen (15) business days after the Closing Date or as mutually agreed upon by Buyer and Seller.

         4.4 Disputes as to Calculations. Buyer and Seller agree to use their best effort to agree on the calculation of the Cash Payment and the Final Payment. In the event that the parties should fail to agree on either calculation, the parties agree to refer the matters in dispute with respect to such calculations to an independent firm of certified public accountants of national standing reasonably acceptable to Buyer and Seller. Buyer and Seller agree to be bound by the determination of such firm with respect to the disputed matter relating to the calculation of the Cash Payment or the Final Payment. Buyer and Seller agree to share equally the fees and charges of such accounting firm for its services in resolving such dispute. If in the resolution of the dispute, it is determined that one party owes an amount to the other party, the paying party shall also pay interest on such amount at the Federal Funds Rate from the date such amount should have been paid to the date of payment.

         4.5 Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Section 9.2(k).

         4.6 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Section 9.l(h).


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1 Organization and Authority. Buyer is a savings and loan association duly organized and validly existing under the laws of the United States, with corporate power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and operates. The execution, delivery and performance by Buyer of this Agreement are within Buyer's corporate power, have been duly authorized by all necessary corporate action on the part of Buyer and do not contravene or constitute a default under any provision of applicable law or regulation or of the charter or by-laws of the Buyer or any judgment, injunction, order, decree, material agreement or material instrument binding upon Buyer. This Agreement is a valid and binding obligation of Buyer except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the fights of parties dealing with federally chartered savings and loan associations generally.

         5.2 Litigation. There is no action, suit or proceeding pending against Buyer, or to the Knowledge of Buyer threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which would have a material adverse effect upon the ability of Buyer to perform its obligations under this Agreement or which in any manner questions .the validity of this Agreement.

         5.3 Governmental Notices. Buyer has received no notice from any federal or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby or would qualify or condition its consent or approval in a manner which would adversely affect the economic bargain reflected herein. Buyer has no Knowledge of any facts peculiar to Buyer, including but not limited to any failure to comply with applicable law, which could reasonably be expected to form the basis for denial of regulatory approval of the transactions contemplated by this Agreement, and Buyer agrees to notify Seller promptly upon acquiring Knowledge of any such facts.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         6.1 Organization and Authority. Seller is a savings bank duly organized and validly existing under the laws of the United States with corporate power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and operates. The execution, delivery and performance by Seller of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action on its part and does not contravene or constitute a default under any provision of applicable law or regulation or of the charter or by-laws of Seller or any judgment, injunction, order, decree, material agreement or material instrument binding upon Seller or to which any of the Assets are subject or result in the creation or imposition of any lien or encumbrance on such Assets. This Agreement is a valid and binding obligation of Seller except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the fights of parties dealing with federally chartered savings and loan associations generally.

         6.2 Litigation. There is no action, suit or proceeding pending against Seller or to the Knowledge of Seller threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency or official which would have a material adverse effect upon the ability of Seller to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement, or which would have a material adverse effect upon the aggregate value of the Deposits or Assets or the operation of the Branch Offices.

         6.3 Governmental Notices. Seller has received no notice from any federal or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, or would qualify or condition its consent or approval in a manner which would adversely affect the economic bargain reflected herein. Seller has no Knowledge of any facts peculiar to Seller, including but not limited to any failure to comply with applicable law, which could reasonably be expected to form the basis for denial of regulatory approval of the transactions contemplated by this Agreement, and Seller agrees to notify Buyer promptly upon acquiring Knowledge of any such facts.

         6.4 Compliance with Law. Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business at the Branch Offices, and has not violated, and is not in violation of, any applicable statute, law, ordinance, rule or regulation of any Federal, state, local or foreign governmental body, agency or subdivision having, asserting or claiming jurisdiction over it or over any part of its operations at the Branch Offices. The deposits domiciled at the Branch Offices are insured by the FDIC up to the current applicable maximum limits. With reference to the Interest and Dividend Tax Compliance Act of 1983 and the regulations promulgated by the Internal Revenue Service thereunder, Seller (i) has exercised due diligence, as defined in such regulations, for all accounts opened prior to January 1, 1984;
(ii) has exercised due diligence, as defined in such regulations, for the deposits domiciled at the Branch Offices opened on or after January 1, 1984 but prior to January 1, 1990 and, for all such deposits, has either obtained a certified taxpayer identification number of the accountholder or obtained an "awaiting-TIN" certification from the accountholder and is performing back-up withholding on any account having an "awaiting-TIN" certification for which a certified taxpayer identification number was not subsequently obtained; (iii) has exercised due diligence, as defined in such regulations, for the deposits domiciled at the Branch Offices opened after January 1, 1990, and for such deposits has obtained a certified taxpayer identification number of the accountholder at the time the account was opened; and (iv) will deliver all such certification forms to Buyer at the Closing.

         6.5 Title to Assets. Seller is the lawful owner of and has good and marketable title to the Assets, free and clear of all Encumbrances, except as disclosed on Schedule 3.1. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to those Assets in Buyer, free and clear of all Encumbrances, except as disclosed on Schedule 3.1.

         6.6 Deposits. The total Deposits as of the date of this Agreement were approximately $364 million. All of the Deposits were, and will be at the Closing Date, issued in compliance with all applicable laws, orders and regulations.

         6.7 Insurance. All of the assets and properties of Seller at the Branch Offices are covered by insurance in amounts at least equal to their respective fair market values and insurance against such losses as are generally insured against by comparable businesses. In addition, the Branch Offices are insured against casualties and such other events as are included in extended coverage fire and casualty policies. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

         6.8 Taxes. For all periods up to and including the Closing Date, Seller has paid in full all taxes (including any additions to tax, penalties and interest), withholding and other governmental charges imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, that have or will become due and payable prior to the Closing.

         6.9 Financial Information. Seller's 1992 Audited Annual Report has been prepared in accordance with generally accepted accounting principles consistently applied. All schedules to be delivered by Seller to Buyer pursuant to this Agreement shall be true, complete and accurate in all material respects.

         6.10 Information for Regulatory Approvals. The information furnished or to be furnished by Seller to Buyer pursuant to Section 8.4 of this Agreement for the purpose of enabling Buyer to complete and file an application with the OTS will be true and complete as of the date so furnished.

         6.11 Operation. To the Knowledge of Seller, the improvements at each of the Branch Offices and the current use and operation thereof are in compliance with and authorized by applicable zoning and other land use regulations, including without limitation building, fire, health, safety, hazardous waste and environmental codes and all private covenants, restrictions and easements. There are no facts or circumstances existing or, to the Knowledge of Seller, threatened which could have a material adverse effect on the present or future use of any of the Branch Offices as a banking office as currently operated by Seller. Seller has neither received notice nor has Knowledge that any governmental authority nor any employee or agent thereof considers any of the Branch Offices to violate or to have violated any fire, zoning, health, building, hazardous waste or environmental code or other ordinance, law or regulation or order of any government or any agency, body or subdivision thereof, and no such violations exist.

         6.12 Condemnation. Seller has no notice of any pending nor Knowledge of any threatened proceeding, in eminent domain or otherwise, which would affect the Branch Offices, or any portion thereof, nor does Seller know of any facts which might give rise to such action or proceeding. Seller has no Knowledge of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to any Branch Office. To the Knowledge of Seller, there are no intended public improvements which will result in any charge being levied or assessed against, or in the creation of any lien upon, the Branch Offices.

         6.13 Account Loans. Each Account Loan is a legal valid and binding obligation of the borrower thereof, enforceable in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally. Seller owns each Account Loan free and clear of all liens, claims and encumbrances. The Account Loans and the origination and administration of such loans comply with all applicable federal and state laws and regulations, including, but not limited to, Regulation E, Regulation B, usury laws and truth in lending laws.

         6.14    Employees.

                 (a) Schedule. Within ten (10) business days after the date of this Agreement, Seller shall deliver to Buyer a true and complete list of each Company Employee Plan and each Employee Agreement (referred to herein as Schedule 6.14(a)). Except as disclosed on this Schedule 6.14(a), neither the Seller nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer), or to enter into any Company Employee Plan or Employee Agreement, nor has any intention to do any of the foregoing been communicated to Employees.

                 (b) Documents. The Seller has provided or will provide within ten (10) business days from the date of this Agreement to Buyer (i) current, accurate and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof; (ii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; and (iii) all material communications to any Employee or Employees relating to each Company Employee Plan and any proposed Company Employee Plans.

                 (c) Employee Plan Compliance. (i) The Seller and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Company Employee Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Employee Plan is so qualified and that each trust forming a part of any such Company Employee Plan is exempt from tax pursuant to
Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iv) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Company Employee Plan has or may subject the Seller, any ERISA Affiliate or any fiduciary to any material tax, penalty, liability or other disability, whether by way of indemnity or otherwise; and (v) there are no actions, proceedings, suits or claims pending, or to the Knowledge of the Seller, threatened or anticipated (other than routine claims for benefits) against the Seller or any ERISA Affiliate with respect to any Company Employee Plan, or against any Company Employee Plan or against the assets of any Company Employee Plan.

                 (d)      Pension Plans. (1) With respect to each Pension Plan,
(i) no steps have been taken to terminate any Pension Plan (other than the Southwest Gas Management Incentive Plan) now maintained or contributed to by the Seller or any ERISA Affiliate, no termination of any Pension Plan has occurred pursuant to which all liabilities have not been satisfied in full, no liability under Title IV of ERISA has been incurred by the Seller or any ERISA Affiliate which has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Seller or any ERISA Affiliate incurring a liability under Title IV or could constitute grounds for terminating any Pension Plan; (ii) no proceeding has been initiated by the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (iii) each Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Pension Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived;
(iv) neither the Seller nor any ERISA Affiliate has sought or received a waiver of its funding requirements with respect to any Pension Plan and all contributions payable with respect to each Pension Plan have been timely made; and (v) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Pension Plan.

                          (2)     At no time since January 1, 1980 has the
Seller or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multiemployer Plan which liability has not been fully paid as of the date hereof.

                 (e)      Effect of Transaction.  Except as set forth in
Schedule 15.14(e), the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, .increase in benefits or obligation to fund benefits with respect to any Employee.

                 (f) Employment Matters. The Seller and each of its subsidiaries (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) other than routine payments to be made in the normal course of business and consistent with past practices, is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

                 (g) Labor. (1) No work stoppage or labor strike against the Seller or any of its subsidiaries is pending or threatened by the Employees or with respect to the Branch Offices. Except as set forth on Schedule 6.14(g), neither the Seller nor any of its subsidiaries is involved in, has notice of, or, to Seller's Knowledge, is threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, violation of any federal, state or local labor or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Seller or any of its subsidiaries. Neither the Seller nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act which would, individually or in the aggregate, directly or indirectly result in material liability to the Seller or any of its subsidiaries.

                          (2)     Except as set forth on Schedule 6.14(g),
neither the Seller nor any of its subsidiaries is presently, or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Seller or any of its subsidiaries with respect to the Employees.


                                  ARTICLE VII

                               COVENANTS OF BUYER

         7.1 Regulatory Notices and Application. After the date of this Agreement, Buyer shall prepare and file, with the cooperation and assistance of the Seller, all required notices and applications for regulatory approval of the transactions contemplated by this Agreement. Buyer shall use its best efforts to obtain all consents, approvals or authorizations of all governmental agencies required for the consummation of the transactions contemplated hereby.

         7.2 Further Assurance. On or after the Closing Date, Buyer shall give such further assurances to Seller and upon Seller's request shall execute, acknowledge and deliver all such acknowledgements and other instruments and take such further action as may be necessary or appropriate to effectively relieve and discharge Seller from any obligations assumed by Buyer under this Agreement; provided, however, that Buyer need not incur any material costs or expenses in connection with the undertakings contained in this Section unless such costs or expenses are agreed to be reimbursed by Seller.

         7.3 Performance of Liabilities. After the Closing Date, Buyer agrees (i) to pay, subject to Seller's compliance with Section 8.11 hereof, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts and non-negotiable withdrawal orders timely presented by mail, over its counters or through clearings by depositors whose deposits or accounts on which such items are drawn are subject to sale pursuant to this Agreement, whether drawn on the check or draft form provided by Seller or on those provided by Buyer, and (ii) to remit to Seller promptly all payments relating to loans not purchased by Buyer under this Agreement; provided, however, that Buyer shall have no liability to Seller for the failure of the Seller to receive any such remittance.


                                  ARTICLE VIII

                              COVENANTS OF SELLER

         8.1     Access to Records and Information: Personnel: Customers:
Employees.

                 (a) Between the date of this Agreement and the Closing Date, Seller shall afford to Buyer and its authorized agents and representatives full access upon reasonable notices, during normal business hours, to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to the Branch Offices. Seller shall cause its personnel to provide assistance to Buyer in Buyer's investigation of matters relating to the Branch Offices; provided, however, that Buyer's investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations.

                 (b) Between the date of this Agreement and the Closing Date, Seller will use its best efforts to maintain good relations with employees employed at the Branch Offices. Buyer may communicate with employees at the Branch Offices With Seller's consent, which consent shall not be unreasonably withheld, and at Buyer's expense may conduct training sessions for such employees at such offices, or elsewhere, provided that such training sessions do not unreasonably interfere with operations at such offices.

                 (c) Within ten (10) days following the date of this Agreement, Seller will provide Buyer with records and information relating to the operation of the Branch Offices that Buyer deems reasonably necessary for the purpose of converting such information to Buyer's data processing systems (referred to herein as Schedule

         8.2 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, Seller shall conduct its operations related to the Branch Offices in the ordinary course of business and shall not take any action that would adversely affect the assets or the liabilities to be acquired or assumed hereunder. Without limiting the foregoing, Seller shall not, without the prior written consent of Buyer:

                 (a) offer rates or terms on accounts at the Branch Offices that are inconsistent with Seller's practices during calendar year 1993, as reflected by the historical relationship between the rates offered by the Seller and U.S. Treasury rates for similar product maturities;

                 (b) cause any Branch Offices to transfer to or obtain from Seller's other operations or branches any Assets;

                 (c) cause any Branch Office to transfer to Seller's other operations any deposits, except upon the unsolicited request of a depositor; provided that Seller may contact depositors whose primary or seasonal address is in Nevada and who have no primary or seasonal address in Arizona to solicit the transfer of such accounts to one of Seller's Nevada branches;

                 (d) create or suffer to exist any new Encumbrance on the Assets, or otherwise enter into any material transaction or otherwise make any material commitments relating to the Assets;

                 (e) increase or agree to increase the salary, remuneration or compensation of persons employed at the Branch Offices other than in accordance with Seller's customary policies; or

                 (f) open or establish any new deposit accounts, loan products or services that are not currently offered by Buyer, including, but not limited to, issuing any new ATM, guarantee or debit cards, opening any new commercial checking or collection accounts, or selling any securities products at its Branch Offices.

         8.3 New Employees. Seller shall consult with Buyer prior to hiring any new employees at the Branch Offices or transferring employees to or from the Branch Offices and Seller's other operations.

         8.4 Regulatory Approvals. Seller shall use its best efforts to assist Buyer in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and Seller will provide to Buyer or to the appropriate regulatory authorities all information reasonably required to be submitted by Seller in connection with such approvals.

         8.5 Contents: Compliance With Law. Seller shall obtain all consents and releases of third parties necessary to consummate the transactions contemplated by this Agreement, and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

         8.6 Repair or Substitution of Fixed Assets. Seller will repair, replace or refund the purchase price of any Fixed Asset with a Net Book Value as of the Closing Date in excess of $1000 which Buyer notifies Seller is malfunctioning within ten (10) business days after the Closing Date to the extent that the malfunction is not the result of abuse or neglect by Buyer. Seller shall have twenty (20) business days after notification by Buyer to repair such Assets, replace them with assets of comparable quality and use, or refund the purchase price of such Fixed Assets to Buyer.

         8.7     Removal of Property.

                 (a) Seller shall remove, at its own expense, all property not included on Schedule 3.1, and, after consultation with Buyer, shall restore all walls, fixtures and appurtenances of the Branch Offices to which such property is attached or affixed to their condition prior to the attachment or affixing of such property, normal wear and tear excepted. All such property will be removed at a convenient time to be mutually agreed upon by the parties.

                 (b) Seller will void as of the close of business on the day prior to the Closing Date all ATM access cards, check guarantee cards and debit cards issued by it to customers of the Branch Offices and will cooperate with Buyer in notifying the customers in writing at least fifteen (15) days prior to the Closing Date of such cancellation of cards.

                 (c) Seller shall remove, as of the dose of business on the Closing Date, any supply of negotiable instruments stock, including, without limitation, all money orders and traveler's checks, located at the Branch Offices on the Closing Date.

         8.8 Insurance Policies. Seller will maintain in effect until the Closing the insurance referred to in Section 6.7.

         8.9 Furnishing Information. Seller shall provide all information, financial statements and documentation as Buyer shall reasonably request in connection with the transactions contemplated by this Agreement; provided that Seller shall not be obligated to disclose confidential or proprietary information not related to the Branch Offices.

         8.10 Operation of Branch Offices. From and after the date of this Agreement until the Closing Date, Seller shall operate and manage the Branch Offices in accordance with all applicable federal, state and local laws, ordinances and requirements and maintain the Branch Offices in .good order, condition and repair. Seller shall punctually pay and perform all of its obligations under service and maintenance contracts, and pay before delinquency all taxes, assessments, utility charges and other expenses affecting the Branch Offices.

         8.11 Further Assurances. On or after the Closing Date, Seller shall (i) give such further assistance to Buyer and upon Buyer's request shall execute, acknowledge and deliver all such bills of sale, deeds, acknowledgements and other instruments and take such further action as may be necessary or appropriate effectively to vest in Buyer full, legal and equitable tire to the Assets, and (ii) use its best efforts to assist Buyer in the orderly transition of the operations being acquired by Buyer. In particular, and without limiting the foregoing:

                 (a) Seller will remit to Buyer promptly after receipt by Seller after the Closing Date at any of its other offices all payments relating to Account Loans or mounts intended for deposit to the accounts which are part of the Deposits; and

                 (b) With respect to checks or drafts drawn against accounts which are Deposits, Seller will cooperate with Buyer and take all reasonable steps requested by Buyer to ensure that, after the Closing Date, each such item which is coded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearing house rule or agreement.


                                   ARTICLE IX

                             CONDITIONS TO CLOSING

         9.1 Conditions to the Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

                 (a) Performance. Each of the material acts and undertakings of Buyer to be performed at or before the Closing (including the covenants contained herein) pursuant to this Agreement shall have been duly performed in all material respects.

                 (b) Representations and Warranties. The representations and warranties of Buyer contained in article V of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

                 (c) Regulatory Approvals. All licenses, approvals and consents of any relevant state, federal or other regulatory agencies required for the consummation of the transactions contemplated hereby shall have been obtained, all applicable waiting periods shall have expired, and all necessary conditions of those licenses, approvals and consents shall have been fully satisfied; provided, however, that if any licenses, approvals or consents are qualified or conditioned in any manner which materially and adversely affects the economic bargain reflected herein, this condition may be deemed unfulfilled.

                 (d) Absence of Proceedings and Litigation. The consummation of the transactions contemplated by the Agreement shall not be precluded by any order, injunction, decree or ruling of a court of competent jurisdiction or any governmental entity, and there shall not have been any action taken or any statute, rule, or regulation enacted or promulgated by any governmental entity which would prevent or otherwise make unlawful the consummation of the transactions contemplated by the Agreement.

                 (e) Non-Competition Agreement. Buyer shall have executed the Non-Competition Agreement between Buyer, Seller and Southwest Gas Corporation, and payment thereunder shall be made at Closing.

                 (f) Consulting Agreement. Buyer shall have executed the Consulting Agreement between Buyer and Seller, and payment thereunder shall be made at Closing.

                 (g) Branch Purchase and Assumption Agreement. Buyer shall have executed the Branch Purchase and Assumption Agreement between Buyer and Seller, and the transactions contemplated therein shall close concurrently herewith.

                 (h) Documents. Seller shall receive the following documents from Buyer at the Closing:

                          (1)     An executed Assumption Agreement
substantially in the form of Exhibit 3 hereto.

                          (2)     A certificate signed by a duly authorized
officer of Buyer stating that the conditions set forth in Sections 9.1(a), (b),
(c), (d), (e), (f) and (g) have been fulfilled.

                          (3)     A certificate of the Secretary or Assistant
Secretary of Buyer as to the incumbency and signatures of officers.

                          (4)     The items required to be delivered pursuant
to Section 10.2(b) of the Branch Purchase and Assumption Agreement.

         9.2 Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

                 (a) Performance. Each of the material acts and undertakings of Seller to be performed at or before the Closing (including the covenants contained herein) pursuant to this Agreement shall have been duly performed in all material respects.

                 (b) Representations and Warranties. The representations and warranties of Seller contained in Article VI of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

                 (c) Regulatory Approvals. All licenses, approvals and consents of any relevant state, federal or other regulatory agencies required for the consummation of the transactions contemplated hereby shall have been obtained, all applicable waiting periods shall have expired and all necessary conditions of those licenses, approvals and consents shall have been fully satisfied; provided, however, that if any such license, approvals or consents are qualified or conditioned in any manner which materially and adversely affects the economic bargain reflected herein, this condition may be deemed unfulfilled.

                 (d) Absence of Proceedings and Litigation. The consummation of the transactions contemplated by the Agreement shall not be precluded by any order, injunction, decree or ruling of a court of competent jurisdiction or any governmental entity, and there shall not have been any action taken or any statute, rule, or regulation enacted or promulgated, by any governmental entity which would prevent or otherwise make unlawful the consummation of the transactions contemplated by the Agreement.

                 (e) Non-Competition Agreement. Seller and Southwest Gas shall have executed the Non-Competition Agreement, and payment thereunder shall be made at Closing.

                 (f) Consulting Agreement. Seller shall have executed the Consulting Agreement, and payment thereunder shall be made at Closing.

                 (g) Branch Purchase and Assumption Agreement. Seller shall have executed the Branch Purchase and Assumption Agreement and the transactions contemplated therein shall close concurrently herewith.

                 (h) No Material Adverse Change. No material adverse change since the date of this Agreement shall have occurred affecting the Branch Offices, the Assets or the Deposits or the ability to conduct banking operations at the Branch Offices.

                 (i) Consents of Third Parties. Seller shall have obtained all consents and authorizations of third parties, in form and substance satisfactory to Buyer, necessary to consummate the transactions contemplated by this Agreement without violation of any lease, contract, loan or other agreement to which Seller is a party.

                 (j) Opinion of Counsel. Buyer shall have received an opinion of counsel for Southwest Gas Corporation, satisfactory to Buyer, to the effect that no notice or application need be filed with any public utilities commission or utility regulatory authority in order to consummate the transactions contemplated by this Agreement.

                 (k) Closing Documents. Buyer shall receive the following documents from Seller at the Closing:

                          (1)     A certificate signed by duly authorized
officer of Seller stating that the conditions set forth in Sections 9.2(a),
Co), (c), (d), (e), (f), (g), (h), (i) and (j) have been satisfied;

                          (2)     Certificates from the Secretaries or
Assistant Secretaries of Seller as to the incumbency and signatures of officers;

                          (3)     Schedules 1.1 and 2.6 and updated Schedules
3.1, 3.2, 3.3 and 3.4;

                          (4)     The Preliminary Settlement Statement and any
exhibits thereto;

                          (5)     An executed Bill of Sale and Assignment
substantially in the form attached as Exhibit 4;

                          (6)     An executed Assumption Agreement
substantially in the form attached as Exhibit 3;

                          (7)     An affidavit of non-foreign status as
required by Section 1445(b)(2) of the Code; and

                          (8)     The items required to be delivered pursuant
to Section 10.2(a) of the Branch Purchase and Assumption Agreement.

                                   ARTICLE X

                                  TERMINATION


         10.1 Events of Termination. This Agreement shall be terminable and, if so terminated, be of no further force or effect between the parties hereto, except as to any liability for breach of any duty, representation, warranty or obligation arising prior to the date of termination, upon the occurrence of any of the following events:

                 (a)      By mutual written consent of Seller and Buyer;

                 (b)      By Seller, if any of the conditions set forth in
Article 9.1 have not been met by December' 31, 1993, unless the failure to meet such conditions does not constitute a material breach by Buyer of this Agreement;

                 (c)      By Buyer, if any of the conditions set forth in
Article 9.2 have not been met by December 31, 1993, unless the failure to meet such conditions does not constitute a material breach by Seller of this Agreement;

                 (d) By Buyer, if it discovers information or conditions that axe, individually or in the aggregate, materially and adversely different from the information and conditions contained in this Agreement, including the information contained in the original and updated Schedules hereto;

                 (e) By Buyer, if there is a material adverse change, in the reasonable judgment of the Buyer, in the condition or value of the Branch Offices or in the amount of, or other characteristics associated with, the Deposits;

                 (f) By either party, if a representation or warranty of the other party is or becomes false or inaccurate or if the other party fails to comply with a covenant in a timely manner, provided that such breach is material to the value or condition of the Branch Offices or such breach has a material impact on the other party's ability to consummate the transactions contemplated hereby; or

                 (g) By either party, if the OTS, or any other governmental agency having jurisdiction over the transactions contemplated by this Agreement notifies Seller or Buyer in writing that by its final determination it will refuse to grant an approval or consent necessary to the consummation of the transactions contemplated hereby.

         10.2 Manner of Termination. Notwithstanding anything to the contrary contained herein, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party. If a party desires to terminate this Agreement pursuant to any right under this Article X, such termination shall be ineffective unless communicated in writing to the other party.


                                   ARTICLE XI

                                   EMPLOYEES

         11.1    Employees.

                 (a) Immediately upon the execution of this Agreement, Buyer may conduct employment interviews in the Branch Offices, or elsewhere, with each of those Employees which Buyer, in its sole discretion shall select; provided, however, in no event shall Buyer have any obligation to hire any Employee. Seller shall deliver upon Buyer's request and upon receipt of written consent and a release from the affected Employee, copies of the personnel files for each Employee which the Buyer indicates it may desire to hire. Buyer will provide written notice to Seller not less than thirty (30) days prior to Closing of the names of any Employee who will be offered employment by the Buyer (referred to herein as Schedule 11.1). Salary, position and other terms of employment of any Employee hired, or proposed to be hired, by Buyer shall be within the sole discretion of Buyer. Buyer agrees to conduct all interviews of Employees and to make all hiring decisions with respect to Employees in a manner consistent with all applicable federal and state laws, rules and regulations governing hiring and employment practices.

                 (b) On or before the Closing Date, Seller will pay to Employees (i) all salary earned through the Closing Date, (ii) all compensation for vacation days and sick days (if payable) accrued but unused as of the Closing Date, and (iii) all severance pay and other entitlement including any entitlement under the WARN Act which may be owing to any Employee whose employment by the Seller or any of its subsidiaries is terminated or is deemed terminated on or before the Closing Date by reason of the transactions contemplated hereby or otherwise.

         11.2    Employee Benefits.

                 (a) Buyer is not assuming, nor shall Buyer have responsibility for the continuation of, or for any liabilities under or in connection with, any of the following:

                          (1)     any Company Employee Plan;

                          (2)     any Pension Plan; or

                          (3) any liability with respect to Employees under the WARN Act.

                 (b) Seller shall remain responsible for all liabilities under or in connection with all of the following:

                          (1)     any Company Employee Plan;

                          (2)     any Pension Plan; and

                          (3) any liability with respect to Employees under the WARN Act.

         Seller shall provide Buyer an opportunity to review and approve any notice Seller determines to send to Employees under the WARN Act, including any letter transmitting such notice.

                 (c) Neither Buyer nor Seller intend this Article XI to create any fights or interests, except as between Buyer and Seller, and no Employee shall be treated as a third party beneficiary in or under this Agreement.

         11.3 Indemnity. Without limiting the generality of Section 13.2, the Seller shall indemnify Buyer, its. affiliates, subsidiaries,.
shareholders, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing, and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them (i) under the WARN Act arising out of, or relating to, any actions taken by the Seller or any of its subsidiaries on or before the Closing Date;
(ii) in connection with any claim made by any Employee for any severance pay or other compensation or benefit entitlement by reason of any Employee's termination or deemed termination of employment by the Seller or any of its subsidiaries as a result of the transaction contemplated hereby or otherwise;
(iii) in connection with any claim made by any Employee for any benefit entitlement under any Company Employee Plan; (iv)arising out of or relating to the funding, operation, administration, amendment or termination of any Pension Plan, or the withdrawal or partial withdrawal from any Multiemployer Plan whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date and including, but not' limited to, Losses arising under Tire IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code; and (v) by reason of the failure by the Seller to comply with any of the provisions of this Article XI.


                                  ARTICLE XII

                                OTHER AGREEMENTS

         12.1 Returned Items. Any items that were credited for deposit to an account at the Branch Offices prior to the Closing and are returned unpaid on or within three (3) months after the Closing ("Returned Items") will be handled as follows:

                 (a) Seller will advise Buyer of Returned Items on the date such Returned Items are received by Seller.

                 (b) If Buyer's bank account is charged for the Returned Item, Buyer will use its best efforts to obtain reimbursement from the account to which, or from the party to whom, the Returned Item was credited. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts at any branch office of Buyer standing in the name of the party liable for such Returned Item, Buyer 'will debit any or all of such accounts an amount equal in the aggregate to the Returned Item. If those accounts do not contain funds sufficient to reimburse Buyer fully (for reasons other than Buyer's breach of Section 12.2), Seller will, upon notice from Buyer, immediately repay to Buyer the amount of the Returned Item and Buyer will assign the Returned Item to Seller for collection.

                 (c) If Seller's bank account is charged for the Returned Item and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at any branch office of Buyer standing in the name of the party liable for such Returned Item, Buyer will debit any or all of such accounts an amount equal in the aggregate to the Returned Item and shall repay that amount to Seller. If there are not sufficient funds in the accounts (for reasons other than Buyer' s breach of Section 12.2), Buyer will have no obligation to repay Seller unless and until Buyer obtains reimbursement from the party liable for the Returned Item.

         12.2 Holds. Holds that have been placed by Seller on particular accounts or on individual checks, drafts, or other instruments will be continued by Buyer under the same terms. Seller will deliver to Buyer at the Closing a schedule of such holds (referred to herein as Schedule 12.2).

         12.3 Direct Deposits. Seller will use reasonable efforts to transfer all direct deposit arrangements and wire transfers tied to accounts at the Branch Offices to Buyer as soon as practicable after the Closing. At least thirty (30) days prior to the Closing, Seller will deliver to Buyer a mass change magnetic tape containing all direct deposit records in ACH format. A test tape will be delivered to Buyer by Seller at least two (2) weeks prior to delivery of the final tape. After the Closing, Seller will, on a daily basis for the first (45) days and weekly thereafter, remit and transfer to Buyer all direct deposits intended for accounts at the Branch Offices; provided, however, that Seller's obligation to forward such deposits shall continue only for six
(6) months from the closing Date. Thereafter, Seller will return all such direct deposits to the paying party. Immediately after such six (6) month period, Seller will deliver to Buyer a magnetic tape of customers whose direct deposits have not been transferred to Buyer.

         12.4 Backup Withholding. Any amounts required by any governmental agencies to be withheld from any of the Deposits (the "Withholding Obligations") will be handled as follows:

                 (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing will be withheld and remitted by Seller and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

                 (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing and not withheld by Seller as provided in clause (a) above will be remitted by Buyer.

         12.5 Checking Accounts. Within thirty (30) days following the Closing, Buyer will provide holders of accounts which may be accessed by checks new checks MEEKER encoded with Buyer's identification number. Seller will pass through to Buyer checks received by it drawn on assumed accounts for a period of ninety (90) days following Closing. Buyer accepts full responsibility to either pay the items or return them in accordance with the customer agreement and the California Uniform Commercial Code. During the 90-day period, Seller will give Buyer a daily accounting of debits to its clearing account. Buyer shall immediately reimburse Seller by wire for such debits.

         For a period of ninety (90) days following the Closing, Seller will out sort all Branch Office checks and prepare them to be couriered to the Buyer's service center. Buyer will arrange for all couriers necessary in regard to the check processing activity during this period. Buyer will settle for gross dollar amount of outsorted branch checks by wire transfer on day two
(2) following delivery and will pay Seller interest on that amount for one (1) business day at a rate equal to the Federal Funds Rate. After the Closing, Seller will prepare a tape of the in clearings for the Branch Offices and transmit the tape and physical items nightly to Buyer's service center.

         12.6 IRA and Keogh Accounts. Buyer will assume all IRA or Keogh deposits at the Branch Offices (to the extent such deposits are not excluded pursuant to Section 3.2) in accordance with and to the extent permitted by the applicable IRA and Keogh documents and Seller and Buyer shall use their respective reasonable efforts to facilitate such assumption. Seller will provide Buyer with the original trust documents for any IRA or Keogh deposits assumed by Buyer under this Agreement. Seller shall be responsible for all federal and state income tax reporting of IRAs and Keogh Plan Accounts ("Keoghs") for the period of time prior to the Closing Date. Buyer shall be responsible for all federal and state income tax reporting of IRAs and Keoghs from and after the Closing Date. Seller agrees that it will collect no fees for the transferred IRAs and Keoghs for 1993 without the prior written consent of Buyer. Seller and Buyer will cooperate with each other in effectuating the transfer of IRA and Keogh accounts hereunder.

         12.7 Delivery of Records. Prior to the Closing, Seller will consult with the Buyer prior to delivery of the Records to the Buyer and, at or following the Closing, shall deliver only those Records which the Buyer has requested. Seller shall retain those Records not delivered to Buyer. Following the Closing, subject to applicable law, each party shall provide the other party reasonable access to the Records in its possession.

         12.8 Interest Reporting. Seller shall report through the Closing Date and Buyer shall report from the Closing Date all interest credited to, interest withheld from and early withdrawal penalties charged to the Deposits. Said reports shall be made to the holders of these accounts and to the appropriate federal and state regulatory or taxing authorities.

         12.9    Notices to Depositors.

                 (a) Seller shall provide Buyer with a list of customer information, in such format as Buyer shall reasonably request, as soon as possible after the month-end prior to the scheduled Seller mailing referred to in Section 12.9(b). On the Closing Date, Seller shall provide Buyer a final customer list of the assumed accounts.

                 (b) No later than fifteen (15) days after receipt by Buyer of a letter from the OTS stating the date of transactions contemplated by this Agreement may be consummated and at least thirty (30) days before Closing, Seller shall notify the holders of deposit accounts domiciled at the Branch Offices of the pending acquisition. The notification will be based on the list referred to in the preceding paragraph and a log maintained at the subject Branch Offices of the new accounts opened since the date of said list. Seller shall provide Buyer with a copy of said log up to the date of Seller's mailing. Buyer shall send notification to the same holders setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s).

                 (c) Buyer and Seller shall consult with each other as to the contents of any notices required under 12 U.S.C. Section 1831r-1 and the manner in which such notices shall be made.

         12.10 Card Processing and Overdraft Coverage. Seller will provide Buyer with a magnetic tape of ATM card holders no later than sixty (60) days prior to the Closing Date in a format reasonably acceptable to Buyer.

         12.11 ABA Number. Seller will use its reasonable efforts to transfer its Arizona ABA routing transit number to Buyer on the Closing Date.

         12.12 Transition Assistance. At Seller's request, Buyer will, to the extent practicable, assist Seller in performing certain responsibilities Seller may have under this Article XII after the Closing Date. Seller shall reimburse all reasonable costs and expenses incurred by Buyer in performing such obligations promptly upon Buyer's request and shall indemnify, hold harmless and defend Buyer from and against any and all losses arising out of any actions, suits or other proceedings, claims or demands which relate to any assistance given by Buyer to Seller as contemplated by this Section 12.12.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

         13.1 Survival. The representations and warranties made by the parties to this Agreement shall not expire with, or be terminated or extinguished by, the Closing, but shall survive for a period of four (4) years following the Closing. The covenants and agreements set forth in this Agreement shall survive the Closing and shall continue until all obligations set forth herein shall have been performed or satisfied or they shall have been in accordance with their terms. Any fight of indemnification pursuant to
Section 13.2 with respect to a claimed breach of a representation or warranty shall expire at the end of the four (4) year period referred to above unless on or prior to the expiration of such period, a claim has been made to the party from who indemnification is sought.

         13.2    Indemnification.

                 (a) Seller shall indemnify, hold harmless and defend Buyer from and against, and reimburse Buyer for, any and all damage, loss, liability, cost, claim or expense (including reasonable attorneys' fees and expenses, at trial and appellate levels, and costs of investigation incurred in defending against and/or settling such damage, loss, liability, cost, claim or expense, and any amount paid in settlement thereof) incurred or suffered by Buyer in connection with (i) any material misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement, or (ii) any action taken or omitted to be taken by Seller or any transaction or any event occurring on or prior to the Closing Date, relating to Branch Office operations, the Assets or the Deposits, (iii) any loss sustained by Buyer as the result of Seller's disclosure of business records pertaining to the Branch Offices to third parties, or (iv) any employee benefits described in Section 11.2, and any suits or proceedings commenced in connection with any of the foregoing.

                 (b) Buyer shall indemnify, hold harmless and defend Seller from and against, and reimburse Seller for, any and all damage, loss, liability, cost, claim or expense (including reasonable attorneys' fees and expenses, at trial and appellate levels, and costs of investigation incurred in defending against and/or settling such damage, loss, liability, cost, claim or expense, and any amount paid in settlement thereof) incurred or suffered by Seller in connection with (i) any material misrepresentation or breach of. warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement, or (ii) any action taken or omitted to be taken by Buyer, or any transaction or any event occurring after the Closing Date, relating to Branch Office operations, the Assets or the Deposits, to the extent that such operations, Assets or Deposits axe assumed by or transferred to Buyer.

                 (c)      A party seeking indemnification pursuant to this
Section 13.2 (an "indemnified party") shall give prompt notice to the party from whom such indemnification is sought (the "indemnifying party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity. may be sought hereunder. The indemnified party shall assist the indemnifying party in the defense of any such action or proceeding. The indemnifying party shall have the right to, and shall at the request of the indemnified party, assume the defense of any such action or proceeding, at its own expense. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii)the named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and, in the reasonable judgment of the indemnified party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

                 (d)      An indemnifying party shall not be liable under this
Section 13.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party. An indemnified party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the indemnifying party hereunder. Notwithstanding the foregoing, no investigation by an indemnified party at or prior to the Closing shall relieve an indemnifying party of any liability hereunder.

         13.3 No Broker Or Finder. Each of the parties represents and warrants that it has dealt with no broker or finder, in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Seller and Buyer each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission, or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

         13.4 Publicity. Except as required by law, neither party will issue any press release or public notice concerning the transactions contemplated by this Agreement without prior approval of the other party, which approval will not be unreasonably withheld.

         13.5 Incorporation of Exhibits. All exhibits and schedules attached or to be delivered hereto and referred to herein are incorporated in this Agreement as though fully set forth hereto. A list of the Schedules to be delivered after the date of this Agreement is attached hereto as Exhibit 5.

         13.6 Attorneys' Fees. Each party shall bear the cost of its own attorneys' fees incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in-addition to damage, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys' fees.

         13.7 Costs. All recording, transfer, sales and documentary transfer taxes, fees, charges and assessments resulting or arising from the sale and purchase of the Assets and the assumption of the Deposits, not otherwise specifically allocated between the parties, shall be paid by the Seller, including, without limitation, all regulatory application fees to the OTS.

         13.8 Notices. All notices, requests, demands and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows:

                 To Buyer:

                 J. L. Helvey
                 Group Senior Vice President
                 World Savings and Loan Association
                 1901 Harrison Street
                 Oakland, California 94612-3587

                 To Seller:

                 Dan J. Cheever
                 President and Chief Executive Officer
                 PriMerit Bank, FSB
                 P.O. Box 98599
                 Las Vegas, Nevada 89193

         13.9 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted assignment in violation of this section shall be void.

         13.10 Successors. This Agreement shall be binding upon the parties hereto and their respective successors.

         13.11 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, exclusive of the conflict of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of California located in the County of Alameda and of the United States of America in and for the Northern District of California, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).

         13.12 Entire Agreement. This Agreement and the documents referred to herein contain all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors and expressly stating that it is an amendment of this Agreement.

         13.13 Heading. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

         13.14 Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

         13.15 Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

         13.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.



                                          WORLD  SAVINGS AND LOAN ASSOCIATION



                                          By: ________________________________
                                          Title:  Senior Vice President





                                          PRIMERIT BANK, FSB



                                          By _________________________________
                                          Title:  President & Chief Executive
                                                  Officer

                                   SCHEDULE 1



                        BRANCH OFFICES OF PRIMERIT BANK

Branch Name                                      Address
- -----------                ---------------------------------------------------
Fiesta Mall                1305 S. Alma School Road, Mesa

Power & Broadway           6750 E. Broadway, Mesa

Scottsdale                 6929 E. Shea Boulevard, Scottsdale

Sun City - Grand           10659 Grand Avenue, Sun City

Sun City- Bell             10238 W. Bell Road, Sun City

Sun City West              19001 R.H. Johnson, Sun City West

Phoenix                    1846 E. Camelback Road, Phoenix

                                   SCHEDULE 2



                       OWNERSHIP STATUS OF BRANCH OFFICES


                 Name of Branch                    Interest to be Transferred
                 --------------                    --------------------------
A.       Purchased Branches
         ------------------

                 Fiesta Mall                       Fee
                 Power & Broadway                  Fee
                 Scottsdale                        Fee
                 Sun City West                     Fee

B.        Leased Branches
          ---------------

                 Sun City - Grand                  Leasehold
                 Phoenix                           Leasehold

                                SCHEDULE 6.14(g)



                         SCHEDULE OF LABOR DISPUTES AND
                      OTHER MATTERS RELATING TO EMPLOYEES

                                SCHEDULE 6.14(e)



                           SCHEDULE OF CERTAIN EVENTS
                          UNDER COMPANY EMPLOYEE PLANS

                                   EXHIBIT I



                   ALLOCATION OF PURCHASE PRICE IN ACCORDANCE
                 WITH SECTION 1060 OF THE INTERNAL REVENUE CODE


         Allocation of Purchase Price under Section 2.4 of the Agreement:

                 A.  Fixed Assets             $_______________________________

                 B.  Account Loans            $_______________________________

                 C.  Core Deposit Intangible  $_______________________________

                 D.  Cash on Hand             $_______________________________

                 E.  Goodwill and/or going
                     concern value            $_______________________________

                                   EXHIBIT 2

                       WORLD SAVINGS AND LOAN ASSOCIATION
                                      AND
                               PRIMERIT BANK, FSB

                        PRELIMINARY SETTLEMENT STATEMENT

         This Preliminary Settlement Statement is provided by PriMerit Bank, FSB ("Seller") to World Savings and Loan Association ("Buyer") pursuant to the terms of the Agreement to Purchase Assets and Assume Liabilities dated as of May ____, 1993, between Buyer and Seller (the "Agreement"). Unless otherwise defined, all capitalized terms used in this Preliminary Settlement Statement shall have the meanings attributed to them in the Agreement.

                          Calculation of Cash Payment

A.       Purchase Price under the Agreement equals the sum of:

                 Net Book Value of Fixed Assets
                 as reflected on updated
                 Schedule 3.1.                    $__________________________

                 Net Book Value of Account Loans
                 as reflected on updated
                 Schedule 3.3                     $__________________________

                 Cash On Hand as reflected on
                 Schedule 1.1                     $__________________________

                 Deposit Premium (Core Deposits
                 as reflected on updated
                 Schedule 3.2 ($         )
                 multiplied by 0.2%)              $__________________________

         Total Purchase Price under Agreement     $__________________________

B.       Deposits to be assumed (as reflected on
         updated Schedule 3.2 )                   $__________________________

                 less Total Purchase Price        $__________________________

                 plus prorations for which
                 Seller will reimburse Buyer      $__________________________

                 less prorations for which
                 Buyer will reimburse Seller      $__________________________

                 equals CASH PAYMENT              $
                                                   ==========================

                                   EXHIBIT 3


                              ASSUMPTION AGREEMENT


         WORLD SAVINGS AND LOAN ASSOCIATION ("World Savings"), a federal savings and loan association, and PRIMERIT BANK, FSB ("PriMerit"), have executed and delivered this Assumption Agreement ("Assumption Agreement") pursuant to the terms of the Agreement to Purchase Assets and Assume Liabilities dated May ____, 1993 (the "Agreement"). Unless otherwise defined herein, all capitalized terms used in this Assumption Agreement shall have the meanings attributed to them in the Agreement.

         For value received, World Savings hereby assumes, as of the close of business on the date hereof, all obligations of Seller to pay the principal amount of each Deposit plus Accrued Interest thereon assumed by World Savings under the terms of the Agreement. In addition, World Savings hereby assumes, as of the close of business on the date hereof, the obligations of PriMerit relating to the safe deposit box business conducted at the Branch Offices and the obligations of PriMerit under the Account Loans and the Assumed Contracts. Notwithstanding anything contained herein to the contrary, World Savings does not hereby assume, and shall have no liability for, any debts, liabilities or obligations of PriMerit of whatever kind or nature other than as specifically set forth herein.

         This Assumption Agreement shall not create in any third parties (including, but not limited to, deposit account holders or borrowers): (a) any rights or remedies against World Savings which such parties did not have against PriMerit prior to the execution and delivery of this Assumption Agreement with respect to the debts, liabilities or obligations specifically assumed herein; or (b) any claims against World Savings with respect to deposits, other than for payment of principal and accrued interest as of the close of business on the date hereof; or (c) any claims against World Savings with respect to any deposit not fully and accurately reflected in final Schedule. 3.2; or (d) any claims against World Savings with respect to the Account Loans, other than for the administration thereof after the date hereof.

         The Assumption Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of the conflict of laws provisions thereof.

         IN WITNESS WHEREOF, World Savings and PriMerit have caused this Assumption Agreement to be signed by their duly authorized officers as of the_____________ day of _______________, 1993.



PRIMERIT BANK, FSB                  WORLD SAVINGS AND LOAN
                                    ASSOCIATION



BY:_____________________________    BY:_______________________________________
[ NAME ]                            [ NAME ]
[ TITLE ]                           [ TITLE ]

                                   EXHIBIT 4


                          BILL OF SALE AND ASSIGNMENT

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, PRIMERIT BANK, FSB ("PriMerit") does hereby assign, grant, sell, transfer and deliver to WORLD SAVINGS AND LOAN ASSOCIATION ("World Savings"), its successors and assigns, in accordance with the Agreement to Purchase Assets and Assume Liabilities dated as of May _____, 1993 by and between World Savings and PriMerit (the "Agreement"), all of Seller's right, title and interest in and to all of the Fixed Assets, Account Loans, Cash on Hand, Records, Core Deposit Intangible and other assets related thereto. Unless otherwise defined herein, all capitalized terms used in this Bill of Sale and Assignment shall have the meanings attributed to them in the Agreement. PriMerit acknowledges that World Savings does not assume and shall have no liability for any debts, liabilities or obligations of PriMerit of any kind whatsoever except as specifically set forth in the Agreement or in any other writing executed by World Savings.

         PriMerit does hereby covenant to World Savings, and its successors and assigns, that it is lawfully seized of the foregoing properties and assets; that it holds the foregoing properties and assets free and clear of all liens, claims, encumbrances, security interests, pledges, leases, equities, conditional sales contracts, charges, restrictions and chattel mortgages of any kind whatsoever, except as disclosed in a schedule delivered to World Savings under the Agreement; that it has good title to, and good and lawful authority to convey the foregoing properties and assets; and that it will protect and defend World Savings' right, title and interest in and to such properties and assets.

         At any time after the date hereof, PriMerit shall, at the request of World Savings, execute and deliver any further instruments or documents and take all such further action as World Savings may reasonably request in order to transfer to and vest in World Savings all of PriMerit's right, title and interest in and to all of the foregoing properties and assets.

         This Bill of Sale and Assignment shall be construed in accordance with and governed by the laws of the State of California exclusive of the conflict of laws provisions thereof.

         This Bill of Sale and Assignment has been duly executed by Seller as of the_________ day of _____, 1993.

                                    PRIMERIT BANK, FSB


                                    By:_______________________________________
                                    [Name]
                                    [Title]

                                   EXHIBIT 5


                       LIST OF SCHEDULES TO BE DELIVERED
                        AFTER THE DATE OF THE AGREEMENT


I.       Schedules to be Delivered by Seller to Buyer

         Schedule 1.1             Schedule of Cash on Hand (at Closing and at
                                  Post-Closing)

         Schedule 2.6             Deferred/Prepaid Expenses and Fees to be
                                  Prorated between Buyer and Seller (at Closing and at Post-Closing)

         Schedule 3.1 Schedule of Fixed Assets (within 10 business days from the date of the Agreement, at Closing and at Post-Closing)

         Schedule 3.2 Schedule of Deposits (within 10 business days from the date of the Agreement, at Closing and at Post-Closing)

         Schedule 3.3 Schedule of Account Loans (within 10 business days from the date of the Agreement, at Closing and at Post-Closing)

         Schedule 3.4 Schedule of Assumed Contracts (within 10 business days from the date of the Agreement and at Closing)

         Schedule 6.14(a)         Schedule of Company Employee Plans and
                                  Employee Agreements (within 10 business days from the date of the Agreement)

         Schedule 8.1(c) Schedule of Information Relating to Operation of Branch Offices (at request of Buyer within 10 business days from the date of the Agreement)

         Schedule 12.2            Schedule of Holds (at Closing)

II.      Schedules to be Delivered by Buyer to Seller

         Schedule 3.2A            Schedule of Deposit Accounts Excluded for
                                  Legal or Operational Reasons (not less than
                                  30 days prior to Closing)

         Schedule 3.2B            Schedule of Deposit Accounts Excluded due to
                                  Encumbrances Thereon (within 21 but no less than 14 days prior to Closing)

         Schedule 11.1 Schedule of Employees to be Offered Employment by Buyer (not less than 30 days prior to Closing)

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT


                 This Branch Purchase and Assumption Agreement (the "Agreement") is made as of May 12, 1993, at Oakland, by PriMerit Bank, FSB, a Federal Savings Bank ("PriMerit"), and World Savings and Loan Association, a Federal Savings and Loan Association ("World ").

                                    RECITALS

                 WHEREAS, World and PriMerit are contemporaneously entering into the Purchase Agreement (as defined herein) pursuant to which World will acquire certain assets and assume certain liabilities of PriMerit located in the State of Arizona; and

                 WHEREAS, PriMerit's execution of and performance under this Agreement are conditions to World's entering into and performing its obligations under the Purchase Agreement; and

                 WHEREAS, World's execution of and performance under this Agreement are conditions to PriMerit's entering into and performing its obligations under the Purchase Agreement;

                 NOW, THEREFORE, World and PriMerit agree as follows:


                                   ARTICLE I

                                 DEFINED TERMS

                 1.1 As used herein, the following items shall have the meanings respectively indicated:

                          (a)     "Branch Lease" means that certain lease
between PriMerit and Mariah Properties Ltd., dated November 21, 1989, with respect to PriMerit's premises at King's Inn Center, Sun City, Arizona;

                          (b)     "Branch Lease Office" shall mean the premises
(including fixtures and equipment) demised under the Branch Lease;

                          (c)     "Branch Leasehold Estate" means the tenant's
leasehold estate under the Branch Lease, including any and all rights, easements, tenements, hereditaments, and appurtenances benefiting or relating thereto;

                          (d)     "Camelback Lease" means that certain Standard
Industrial/Commercial Single-Tenant Lease--Net, dated May 2, 1991, as modified by that certain Amendment and Modification dated July 23, 1991, between Ruth Watanabe as

"Lessor" and PriMerit as "Lessee" having real property in the City of Phoenix as the premises demised thereunder;

                          (e)     "Camelback Leasehold Estate" means the
tenant's estate under the Camelback Lease, including any and all rights, easements, tenements, hereditaments, and appurtenances benefiting or relating thereto;

                          (f)     "Camelback Office" means the premises demised
under the Camelback Lease;

                          (g)     "Camelback Sub-Leasehold Estate" means the
subtenant's estate under the "Camelback Sublease", including any and all rights, easements, tenements, hereditaments, and appurtenances benefiting or relating thereto;

                          (h)     "Camelback Sublease" means that certain
sublease contemplated by Section 8.3(f) below between PriMerit as sublandlord and World as subtenant having as the premises demised thereunder the same premises as are demised to PriMerit under the Camelback Lease;

                          (i)     "Closing" means the consummation of the
conveyances contemplated by Section 4.1 below as provided in and subject to the terms of this Agreement;

                          (j)     "Closing Date" means the date on which the
Closing occurs;

                          (k)     "Contract Rights" means all rights and
interests of PriMerit in, to, or under all contracts, licenses, agreements, or other instruments relating to the Realty except to the extent that they are the subject of the Purchase Agreement and except the Branch Lease, the Camelback Lease and the PriMerit/Camelback Mortgage;

                          (l)     "Environmental Laws" means, without
limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 99 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section Section 99 11001, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section
Section  99 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Section
Section 99 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section Section 99 136, et seq., the Clean Air Act, 42 U.S.C. Section Section 99 7401, et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section Section 99 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section Section 99 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section Section 99 641, et seq., and the Hazardous Substances Transportation Act, 49 U.S.C. Section Section 99 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and all other foreign, federal, state, or local laws, statutes, ordinances, rules and regulations governing Environmental Matters, as the same have been or may be amended from time to time, and, unless the context otherwise requires, Environmental Law includes any common law cause of action relating to Environmental Matters;

                          (m)     "Environmental Matters" mean any matter
arising out of, relating to, or resulting from, pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases, or threatened releases of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances;

                          (n)     "Hazardous Substances" means any pollutants,
contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, Bevill Amendment materials, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCB's") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws. Hazardous Substances shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance and upkeep of a branch office of a financial institution provided that such products have been or are being used, stored, and disposed of in accordance with label instructions, and provided further that such products have not caused any Release;

                          (o)     "Knowledge" with respect to PriMerit means
knowledge that any officer of PriMerit with a rank of Vice President or higher or any manager of a Branch Office (as defined in the Purchase Agreement) has or should have, after reasonable inquiry;

                          (p)     "Locations" shall mean, collectively, the
Branch Lease Office, the Camelback Office, and the Properties, and the singular term "Location" shall mean any one of them;

                          (q)     "Net Book Value" means, with respect to each
Property, the book value of such Property on the Closing Date less applicable reserves, encumbrances, and other deductible items, as reflected in the financial statements of PriMerit computed in accordance with generally accepted accounting principals consistently applied;

                          (r)     "Permitted Exceptions" shall mean the
exceptions to title to the Realty as reflected in the Title Commitments or Surveys thereof which (i) do not render title to the Realty unmarketable, (ii) do not adversely affect, diminish, or limit World's ability to use any portion of the Realty for functions relating to the operation of a financial institution or related office use, and (iii) other than the instruments identified in Schedule G, do not adversely affect, diminish or limit World's ability to use any portion of the Realty for other uses permitted by applicable zoning laws;

                          (s)     "PriMerit/Camelback Mortgage" means that
certain Deed of Trust made by Watanabe in favor of PriMerit dated July 24, 1991, and recorded on July 31, 1991, in the Office of the Maricopa County, Arizona Recorder under recording number 91 355969;

                          (t)     "PriMerit's Real Property Interests" shall
mean, collectively, the Properties, the Branch Leasehold Estate, and the Camelback Leasehold Estate;

                          (u)     "Properties" means, collectively, all the
real property set forth and described in Schedule A hereto, together with any and all rights and easements benefiting the Properties or any of them and all improvements (including fixtures and equipment, except to the extent covered by the Purchase Agreement), appurtenances, tenements, and hereditaments to the Properties, and the singular term "Property" shall have the same meaning with respect to each of the four tracts separately numbered on Schedule A hereto and the rights and benefits related thereto;

                          (v)     "Purchase Agreement" means that certain
Agreement to Purchase Assets and Assume Liabilities between World and PriMerit of even date herewith;

                          (w)      "Purchase Price" shall have the definition
set forth in Section 3.1 hereof:

                          (x)     "Realty" shall mean, collectively, the
Properties, the Branch Leasehold Estate, and the Camelback Subleasehold Estate;

                          (y)     "Release" shall include, without limitation,
any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (indoor or outdoor) (including the abandonment or discharging of barrels, containers, and other closed receptacles containing any Hazardous Substance) that may give rise to any liability or obligation under any Environmental Law;

                          (z)     "Surveyor" means a surveying company duly
licensed in the State of Arizona and mutually acceptable to World and PriMerit;

                          (aa)    "Surveys" means, collectively, the surveys of
each of the Locations, dated not earlier than the date of this Agreement with respect to the Initial Surveys (as defined in Section 5.2 below), and dated not earlier than thirty (30) days prior to the Closing Date with respect to the Updated Surveys, prepared by the Surveyor and meeting the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys for Class A property with all additional Table 3 requirements satisfied;

                          (bb)    "Title Commitments" means, collectively, the
separate commitments issued by the Title Company and delivered to World in accordance with the terms and provisions of Section 5.1 hereof to issue the Title Policies with respect to the Realty naming World as proposed insured in the respective amounts for each Property, the Branch Leasehold Estate and the Camelback Sub-Leasehold Estate as set forth in Schedule

B, together with copies of all documents referenced in such. commitments as exceptions;

                          (cc)    "Title Company" means First American Title
Insurance Company of Arizona, or such other title company as shall be mutually acceptable to the parties hereto;

                          (dd)    "Title Defect" shall have the meaning set
forth in Section 5.1 hereof;

                          (ee)    "Title Policies" means collectively, the
separate Owner's Policies of Title Insurance (1990 ALTA Form) with Extended Coverage for Arizona with respect to each Property, the Branch Leasehold Estate, and the Camelback Subleasehold Estate issued by the Title Company in the respective amounts set forth in Schedule B hereto, as provided in Section
4.2 hereof; provided, however, that at Closing, an unconditional commitment from the Title Company to issue the Title Policies dated as of the Closing Date from which all requirements have been deleted and for which all premiums and associated expenses have been paid in full shall be deemed a Title Policy;

                          (ff)    "Watanabe/Camelback Agreements" means,
collectively, all agreements made by or between Watanabe and/or PriMerit in respect of or related to the Camelback Office, including but not limited to the Camelback Lease and the PriMerit/Camelback Mortgage; and

                          (gg)    "Warranty Deed" shall mean a general warranty
deed from PriMerit to World in the form set forth in Exhibit A hereto.

                                   ARTICLE II

                      AGREEMENT OF PURCHASE AND ASSUMPTION

                 2.1 In consideration of the covenants and subject to the conditions of the respective parties, as hereinafter set forth, PriMerit agrees to sell and convey to World, and World agrees to purchase and take from PriMerit, all right title and interest of PriMerit in and to the Realty.


                                  ARTICLE III

                                 PURCHASE PRICE

                 3.1 The Purchase Price. The Purchase Price to be paid by World to PriMerit for the Property, the Branch Lease, the Camelback Sublease and all other assets, interests and rights to be conveyed to World by PriMerit pursuant to this Agreement shall be the total of the Net Book Values of each Property, less $335,063 for each Property (the "Deduction"), subject to adjustments as set forth in Article V and Section 10.3 hereof, provided however, that in the event that World and PriMerit do not enter into the Camelback Sublease, the Deduction shall not be applied, and the Purchase Price shall equal the total Net Book Values of the Properties subject to adjustments as set forth in Article V and Section 10.3 hereof.

                 3.2 Payment of Purchase Price. The Purchase Price shall be payable to PriMerit on the Closing Date by wire transfer of funds, immediately available, and may be included with or offset against any other amounts owing between World and PriMerit under Section 4.2 of the Purchase Agreement on the Closing Date.


                                   ARTICLE IV

                                     TITLE

                 4.1 Conveyance. Conveyance of (i) fee simple title to each Property shall be made by separate Warranty Deed, (ii) the Branch Leasehold Estate shall be made by written assignment as provided in Sections 10.2(a)(iii) and 10.2(b)(ii) below, and (iii) the Contract Rights shall be made by written assignment with full covenants, warranties, and indemnities. The Camelback Sub-Leasehold Estate shall be created by the execution and delivery of the Camelback Sublease as provided in Sections 10.2(a)(viii) and 10.2(b)(ii) hereof. Such conveyances and the Camelback Sublease shall be accompanied by duly certified resolutions of PriMerit's Board of Directors authorizing same.

                 4.2 Title Policies. At the Closing, PriMerit shall cause all the Title Policies to be issued to World. The costs thereof shall be borne by the parties as set forth hereinbelow. The Title Policies shall contain no exceptions other than (i) an exception for taxes for the tax year of the Closing not then due and payable and (ii) the Permitted Exceptions. The Title Policies shall provide affirmative coverage over covenants, restrictions, easements, survey matters, and other matters as requested by World, shall affirmatively insure access from such publicly dedicated roads as designated by PriMerit, and shall insure the contiguity of each parcel comprising a single Location.

                 4.3 Excluded Contracts. Notwithstanding anything to the contrary herein, World is not obligated under this Agreement to assume or be bound by any contract, agreement, settlement, or decree relating to clean-up, abatement, or other action in connection with the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study with respect to the Realty.


                                   ARTICLE V

                                 DUE DILIGENCE

                 5.1 Title Review. PriMerit has heretofore delivered to Word legal descriptions of each Property, the Branch Lease Office, and the Camelback Office. On or before the thirtieth day following the date of this Agreement, PriMerit, at its expense, shall deliver to World the Title Commitments. In addition to other periods of time for which the time for Closing may be extended by World as provided in this Agreement, the Closing and all other deadlines for World's performance of its obligations or exercise of its rights under this Agreement shall be extended by one day for each day beyond such thirtieth day until such Title Commitments have been delivered. World shall notify PriMerit in writing within thirty (30) days after the date on which World has received all the Title Commitments and Initial Surveys of any matter appearing as an exception to title or shown on an Initial Survey which is not a Permitted Exception (a "Title Defect"); PriMerit shall use its best efforts to cure all Title Defects of which PriMerit is notified; provided, however, that PriMerit shall not be required under this Section 5.1 to expend an amount in excess of Fifty Thousand Dollars ($50,000) exclusive of attorneys' fees to cure Title Defects with respect to any single Property, the Branch Leasehold Estate, or the Camelback Sub-Leasehold Estate except for Title Defects which can be cured by payment of a liquidated sum (e.g., mechanics' liens, mortgages, security agreements, taxes due and payable as of the Closing
Date), which shall be cured by PriMerit at or prior to Closing. If PriMerit shall fall to cure one or more Title Defects by the fifth day immediately preceding the scheduled Closing Date, World may elect, in its sole option, (i) to purchase the Property, assume the Branch Leasehold Estate, or acquire the Camelback Subleasehold Estate, as the case may be, affected by such Title Defect provided that World shall be entitled to a reduction in the Purchase Price to the extent such exception results in a reduction in the fair market value of the affected Realty, as agreed to by the parties, or (ii) to exclude such Property, Branch Lease Office, or Camelback Office with a reduction to the Purchase Price equal to the Net Book Value of such excluded Property.

                 5.2 Surveys. PriMerit shall deliver the Surveys of each Location to World within forty-five (45) days after the date hereof (the "Initial Surveys"). Not earlier than the date thirty (30) days prior to the Closing Date, nor later than the date ten
(10) days prior to the Closing Date, PriMerit, at PriMerit's sole cost and expense, shall cause the Surveys to be updated as required for issuance of the Title Policies (the "Updated Surveys") and delivered to World. Each of the Surveys to contain substantially the following certification in addition to the certification required by the Minimum Standards referred to in Section 1.1 (as) above:

                 I, ____________________, a registered public Surveyor, do hereby certify unto Title Company, World Savings and Loan Association, a Federal Savings and Loan Association, PriMerit Bank FSB, and Fried, Frank, Harris, Shriver & Jacobson that the plat shown hereon represents the results of an on-the-ground survey made under my direction and supervision on the _____ day of _______________, 1993; that all corners are as shown hereon; that the survey is true and correct; that there are no discrepancies, conflicts or shortages in area or boundaries or any encroachments or any overlapping of improvements on any adjacent property, easements or rights-of-way evident on the ground except as shown hereon; that there are no easements for roadways, water courses, creeks, ponds, flood ditches, power lines, rights-of-way, setbacks, or building lines except as shown hereon; that all on-the-ground encumbrances to title referenced in that certain title commitment issued by _______________ under _______________ are accurately reflected hereon; that the locations and dimensions of all buildings, improvements, easements, and rights-of-way reflected hereon are accurately shown; that no such buildings or improvements violate any setback requirement; that the surveyed property has access to and from _______________, a dedicated roadway (or roadways), and there are no vacancies or gaps between the surveyed property and such dedicated roadway (or roadways); that the surveyed property is not located within the limits of any 100 year flood plain as shown on the most current National Flood Insurance Program Map covering the surveyed property, that the surveyed property is comprised of __ occupied improvements, and that the surveyed property is comprised of ___ acres.

                 In addition to and not in limitation of World's rights in respect of Title Defects, within thirty (30) days after its receipt of each Survey, World shall have the fight to approve or disapprove the state, condition, and other matters in respect of each Location as reflected in the respective Surveys thereof, including but not limited to boundaries, square footage and configuration.

                 5.3 World's Rights in the Event of Objections to Title or Survey. Exceptions to the title to any of the Properties, the Branch Leasehold Estate or the Camelback Sub-Leasehold Estate first raised subsequent to the Initial Surveys or the respective effective date of the Title Commitments shall automatically be deemed Title Defects and World shall have the rights and remedies provided in the last sentence of Section 5.1.

                 5.4 Inspection of the Properties. World, its agents and representatives, upon reasonable notice to PriMerit, shall have the right and license to enter upon and inspect the Properties, at any reasonable time after the date of this Agreement and in such manner as is reasonably acceptable to PriMerit. On or before the date thirty (30) days after the execution of this Agreement, World shall give written notice to PriMerit (the "Notice of Condition of the Properties") of defects discovered in the structure, roof, facade, elevators, or mechanical, electrical, plumbing, HVAC, or fire protection systems which comprise or are a, part of the improvements on or at the Properties, which notice shall (i) identify each defect with respect to the particular Property affected, (ii) state World's reasonable estimate of the costs and expenses which will be required to correct such defects as an aggregate amount for each Property (an "Estimate for a Specific Property"), and
(iii) state whether World elects to have PriMerit correct the defects in respect of each Property or to take a credit in the amount of the Estimate for a Specific Property in respect of such Property against that portion of the Purchase Price attributable to such Property; provided World shall not include in the Notice of Condition of the Properties defects in respect of any Property if the Estimate for a Specific Property in respect of such Property shall be less than Five Thousand Dollars ($5,000) and further provided World's election of correction or a credit as described in clause (iii) of this 5.4 shall be made in respect of all defects at a single Property. If World's Estimate for a Specific Property in respect of any Property exceeds One Hundred Thousand Dollars ($100,000), World and PriMerit may elect, in their respective sole and absolute discretions, by delivery of written notice to the other within ten
(10) days following the Notice of Condition of the Properties, to exclude such Property from the Properties to be conveyed pursuant to this Agreement, in which event the Purchase Price shall be reduced by the Net Book Value of such excluded Property. With respect to all Properties which have not been excluded by either party as permitted by the immediately preceding sentence and in respect of which World had not elected to take a credit, PriMerit shall promptly commence the correction of specified defects and diligently and uninterruptedly prosecute the correction of such defects to completion prior to the Closing Date in good faith at PriMerit's sole cost and expense and in compliance with all applicable laws and regulations; provided, however, that if notwithstanding such prosecution of corrective work and through no fault of PriMerit, PriMerit has not completed such corrective work by the Closing Date, World shall close the acquisition of such Properties at Closing and the Purchase Price in respect of such Properties shall be reduced by the total of all amounts estimated by World as reasonably necessary to complete the corrective work at all Properties. At Closing, PriMerit shall assign all permits previously issued for such corrective work to World or its designee.
If PriMerit shall default in its obligations to correct defects under this
Section 5.4 with respect to any Property, World may exclude such Property from the Properties to be conveyed pursuant to this Agreement with the reduction in Purchase Price equal to the Net Book Value of such excluded Property.

                 5.5      Environmental Investigation and Report.

                          (a)     Phase I Environmental Site Assessment
Reports. Within five (5) business days of the date of this Agreement, PriMerit shall submit to World the name or names of four environmental consultants acceptable to PriMerit who are qualified to perform a Phase I Environmental Site Assessment for each of the Properties, the Branch Lease Office, or the Camelback Office. Within five (5) business days of such submittal, World shall indicate in writing whether it approves of any one or more of such environmental consultants. If World does not approve of any of such consultants, then World shall designate a consultant and PriMerit shall designate a consultant, within five (5) business days after notice to PriMerit of such disapproval, who shall select a third consultant acceptable to both such consultants within ten (10) business days thereafter. Within thirty (30) days after the appointment of an environmental consultant, PriMerit, at its sole cost and expense, shall deliver to World a Phase I Environmental Site Assessment Report for each Property, the Branch Lease Office and the Camelback Office.

                          (b)     Phase II Environmental Investigation.  In the
event that any Phase I Environmental Site Assessment Report recommends further investigation, such investigation shall be performed at PriMerit's sole cost and expense in a reasonably expeditious manner. PriMerit shall deliver to World a written report upon the completion of such investigation.

                          (c)     Phase III Environmental Remediation.  In the
event that a Phase II Environmental Investigation of any of the Realty concludes that any monitoring, clean-up, removal, restoration, or other remedial work (collectively, "Remedial Work") is required under any applicable Environmental Law, then PriMerit shall have the opportunity to perform such Remedial Work at its sole cost and expense provided that such Remedial Work can be completed to World's satisfaction prior to the Closing Date. In the event such Remedial Work either cannot be completed to World's satisfaction prior to the Closing Date or such Remedial Work is not completed prior to the Closing Date, then (i) World may agree in writing that PriMerit may perform the Remedial Work, or (in) World may accept one or more Properties, the Branch Lease Office or the Camelback Office, as the case may be, with such reduction in the Purchase Price as the parties hereto shall agree to, or (iii) World may exclude one or more Properties, the Branch Lease Office or the Camelback Office, as the case may be, with a reduction to the Purchase Price in the event of the exclusion of one or more Properties equal to the Net Book Value of such excluded Properties.

                 5.6 Books and Records. World, its agents and representatives, upon reasonable notice to PriMerit, shall have the right and license to enter upon and inspect the Camelback Office, to review the PriMerit/Camelback Lease, the PriMerit/Camelback Mortgage, the Watanabe/Camelback Agreements and any and all loan instruments or agreements by or between Ruth Watanabe and PriMerit with respect to the Camelback Office for the purpose of determining the effect, if any, such documents will have upon World's proposed sublease of premises located in the Camelback Office, the terms of the agreement and consent described in Section 8.3(b)(vi) below, and the nondisturbance, recognition and attornment agreement described in Section 10.2(a)(viii) and 10.2(b)(ii) below.

                 5.7 Other Documents. Within ten (10) business days after the date of this Agreement, PriMerit shall deliver to World true and correct copies of the following:

                          (a)     any and all real and personal property
leases, certificates of occupancy, service and maintenance contracts, books and records, operating statements, invoices for utilities and repairs, tax records, and any other agreements relating to the operation of the Locations together with a schedule which indicates whether the consent of a third party is required in order for each such lease, contract, or agreement to be assigned to World;

                          (b)     any and all plans and specifications for the
improvements constructed on the Locations and any as-built plans and surveys, which PriMerit has in its possession; and

                          (c)     all notices received by PriMerit during the
past three (3) years regarding the Locations with respect to the violation of any statutes, rules or regulations of government agencies, or violation of any easements, covenants, conditions, or restrictions affecting the Locations.

                 5.8 Right to Terminate. In the event that World shall have the right, pursuant to this Article V, to exclude any combination of two
(2) or more of the Properties, the Branch Leasehold Estate, or the Camelback Sub-Leasehold Estate from this Agreement, World shall have the further right, at its sole discretion, (i) to accept and enforce this Agreement, excluding such Properties, the Branch Leasehold Estates or the Camelback Leasehold Estate as have been so excluded, or (ii) upon written notice to PriMerit, to terminate this Agreement and the Purchase Agreement.

                 5.9 PriMerit's Right to Terminate. In the event that World shall elect, pursuant to this Article V, to exclude any combination of two (2) or more of the Properties, the Branch Leasehold Estate, or the Camelback Sub-Leasehold Estate from this Agreement, PriMerit shall have the right, in its sole discretion and upon written notice to World, to terminate this Agreement and the Purchase Agreement; provided, however, that the parties hereto acknowledge that World's damages in the event of such termination of this Agreement by PriMerit will be difficult or impossible to calculate, and the parties therefore agree that (i) in the event of termination under this
Section 5.9 where World has excluded any combination of two (2) or more of the Properties, the Branch Leasehold Estate, or the Camelback Sub-leasehold Estate pursuant to Section 5.1 or Section 5.2 hereof, PriMerit shall be liable to World in the amount of Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages and not as a penalty, and (ii) in the event of termination under this Section 5.9 where World has excluded one (1) Property, or the Branch Leasehold Estate, or the Camelback Sub-Leasehold Estate pursuant to Section 5.1 hereof, PriMerit shall be liable to World in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000), as liquidated damages and not as a penalty.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF WORLD

                 6.1 World represents and warrants to PriMerit that as of the Closing Date, World shall have the full right, power, and authority to carry out its obligations hereunder. World further represents and warrants to PriMerit that all required corporate action necessary to authorize World to enter into this Agreement and to carry out its obligations hereunder has been taken, or upon Closing will have been taken. World shall give PriMerit immediate notice of the occurrence of any event, or the receipt of any notice, which is likely to give rise to a breach by World of any of its representations or warranties set forth in this Article VI.

                 6.2 World represents and warrants to PriMerit that no brokers, agents, or finders have been consulted or hired by World with respect to this Agreement, the Purchase Agreement, or the transactions contemplated by either agreement.


                                  ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF PRIMERIT

                 1.1 PriMerit represents and warrants to World that on the date hereof, PriMerit has good and marketable indefeasible title in fee simple to the Properties and a good and marketable tenant's estate under the Branch Lease, subject only to (a) the Permitted Exceptions, (b) the "Branch Fee Mortgages" (as deemed in Section 8.3(b)(iv), with respect to the Branch Leasehold Estate only), (c) other exceptions to title which may be removed by payment of a liquidated sum, and (d) zoning, set back, building and other similar restrictions which are not violated in any material respect and which do not and will not, in World's opinion, adversely affect, limit or diminish the use of any Property or the Branch Lease Office for the operation of a financial institution or other business providing financial services or related office uses. PriMerit shall, as of the Closing, have good and marketable indefeasible fee simple title to the Properties and a good and marketable indefeasible tenant's estate under the Branch Lease free and clear of all covenants, restrictions, easements, burdens, liens and other matters subject only to matters described in clauses (a), (b) and (d) in the immediately preceding sentence.

                 7.2 PriMerit represents and warrants to World that as of the date of this Agreement and at all times hereafter until and including
Closing:

                          (a)     The legal descriptions set forth in Schedule
A describe all real property owned by PriMerit or used by PriMerit in connection with the branch banking operations of PriMerit at the respective branches identified therein and for ancillary or auxiliary purposes related to such branch banking operations. The demised premises under the Branch Lease includes all the real property used by PriMerit in connection with the branch banking operations of PriMerit at its Sun City Grand Branch and for ancillary or auxiliary purposes related to such branch banking operations. Schedule C lists each present lessor and lessee under the Branch Lease. The respective conditions of each Property and the Branch Lease Office are such that they will not have an adverse effect on the operations of a retail banking business thereupon. PriMerit is in exclusive possession of the Properties and the Branch Lease Office, and there are no leases, licenses, or other agreements granting an exclusive or non-exclusive right to use or otherwise affecting any of them, in whole or in part, except the Branch Lease and those certain leases identified in Schedule D hereto (collectively, the "PIS Leases"). The Properties and the Branch Lease Office have been classified by the respective zoning authorities in the respective zoning classifications set forth in Schedule E;

                          (b)     PriMerit has received no notice of, and to
PriMerit's Knowledge there has not occurred, any condemnation or threatened condemnation proceedings affecting any Property or the Branch Lease Office, or any part thereof;

                          (c)     There is no litigation, nor to PriMerit's
Knowledge is any litigation threatened, affecting PriMerit, the Locations or PriMerit's Real Property Interests which would in any way constitute or give rise to a lien, claim, or obligation of any kind against any of the foregoing, and PriMerit has received no notice and has no Knowledge that any such litigation is threatened or that facts exist which may give rise to such litigation;

                          (d)     No person, firm, or entity has any right to
acquire an interest in PriMerit's Real Property Interests, or any part thereof;

                          (e)     No claims for unpaid bills for work performed
on or materials delivered to any of the Locations have been tendered, asserted, or threatened, and no work has been performed with respect to any of PriMerit's Real Property Interests for which payment in full has not been made;

                          (f)     PriMerit shall have, as of Closing, full
right, power, and authority to timely perform its obligations hereunder. All required corporate action necessary to authorize PriMerit to enter into this Agreement and to perform its obligations hereunder has been taken;

                          (g)     To PriMerit's Knowledge, all the Locations
are free and clear of any and all Hazardous Substances and, except as set forth in the Environmental Reports, there has not occurred any Release of a Hazardous Substance on any of the Locations, or off the Locations as a result of any construction on or operation and use of any of the Locations. As of the Closing Date all the Locations shall be free and clear of any and all Hazardous Substances;

                          (h)     To PriMerit's Knowledge, the Locations have
at all times been operated, and are, in full compliance with all Environmental Laws, orders, decrees, directives, permits, licenses, and judgments relating to Environmental Matters;

                          (i)     To PriMerit's Knowledge, no underground or
above-ground storage tanks, incinerators, or surface impoundments exist or have ever existed at, on, about, adjacent to, under, or within any of the Locations nor have ever been removed from any such Locations;

                          (j)     PriMerit has not received: (i) any
communication, with respect to any of the Locations, indicating that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances or other place used by any of the Locations for the disposal of any Hazardous Substances or (ii) notice of any failure of PriMerit to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit applicable to any of the Locations;

                          (k)     To PriMerit's Knowledge, there has been no
Release or other dissemination at any time of any Hazardous Substances at, on, about, adjacent to, under, or within any of the Locations;

                          (l)     Neither this Agreement nor the conveyance of
the Properties and the Branch Leasehold Estate nor the creation of the Camelback Sub-Leasehold Estate will cause to be imposed on World any liability to withhold any amount pursuant to Section 1445 of the Internal Revenue Code (or the implementing regulations);

                          (m)     PriMerit has received no communication of an
actual or potential change in any applicable laws, ordinances, or restrictions (whether public or private), or any judicial or administrative action by adjacent landowners of natural or artificial conditions upon the Property or Branch Lease Office which would prevent, limit, impede, or render more costly the use of the Properties or Branch Lease Office as branch offices for a savings and loan institution;

                          (n)     All utilities, including but not limited to
water, gas, sewer, electricity, and telephone service, are available to each of the Locations at their respective boundary lines in sufficient quantifies to conduct normal banking and office operations as PriMerit has heretofore conducted them;

                          (o)     PriMerit has complied with all applicable
laws, ordinances, regulations, statutes, rules, and restrictions the failure to comply with which may materially affect the Properties or the Branch Lease Office, and the performance of this Agreement will not result in any breach of, constitute any default under, or result in the imposition of, any lien or encumbrance upon, the Locations, the Realty, or any of them, or upon any agreement or other instrument to which PriMerit is a party, or by which PriMerit, the Locations, the Realty or any of them, might be bound;

                          (p)     Each of the Properties and the Branch Lease
Office is covered by insurance maintained by PriMerit against fire, extended coverage perils, and such other perils as are customarily insured against, in amounts at least equal to the replacement costs of the improvements, furniture, fixtures, and equipment thereon. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are, and shall remain, in full force and effect until a date occurring not earlier than the Closing Date;

                          (q)     The permits, licenses, and governmental
authorizations listed on Schedule F hereto are and shall remain through Closing in full force and effect, and constitute all the permits, licenses, and governmental authorizations necessary for the conduct of PriMerit's business on the Realty;

                          (r)     The Branch Lease is in full force and effect
and contains the entire agreement between the parties thereto with respect to the Branch Lease Office. At

Closing PriMerit shall have fully satisfied all of its obligations under the Branch Lease which arise prior to the Closing. PriMerit is not (and to PriMerit's Knowledge no other party is) in breach or violation of or default under the Branch Lease, and there is no valid basis for a claim of breach or violation of or default under, and no event has occurred that constitutes or, with the lapse of time or the giving of notice or both, would constitute, a breach, violation, or default by PriMerit (and to PriMerit's Knowledge any other party) under the Branch Lease. PriMerit as lessee will, at Closing, have the right to quiet enjoyment under the Branch Lease;

                          (s)     No brokers, agents, or finders have been
consulted or hired by PriMerit with respect to this Agreement, the Purchase Agreement, the transactions contemplated by either agreement;

                          (t)     Subject to PriMerit's covenants (i) to remedy
physical defects pursuant to Section 5.4 above, (ii) to restore the walls pursuant to Section 8.4 below, and (iii) to restore the premises upon removal of Fixed Assets pursuant to Section 8.7 of the Purchase Agreement, PriMerit disclaims any and all warranties, express or implied, with respect to the physical condition of the buildings and improvements situated at the Locations; and

                          (u)     PriMerit has good and marketable title to the
tenant's leasehold estate under the Camelback Lease, free and clear of all covenants, restrictions, easements, burdens, and liens and subject only to: (i) the Permitted Exceptions, (ii) zoning, set back, building and other similar restrictions which are not violated in any material respect and which do not and will not, in World's opinion, have an adverse effect on use of the Camelback Office for retail banking purposes, and (iii) the PriMerit/Camelback Mortgage. The premises demised to PriMerit under the Camelback Lease are all the real property and improvements used by PriMerit for or in connection with the operation of its Camelback branch location. The Camelback Office has been classified by the applicable zoning authority in the zoning classification set forth in Schedule E with respect thereto. The property tax parcel numbers set forth in Schedule E are the only tax parcel numbers assigned to the premises demised under the Camelback Lease and said numbers include no other property. PriMerit is in exclusive possession of the Camelback Office and the Camelback Office is not subject to any sublease, license, or other occupancy agreement. The Camelback Lease is in good standing and full force and effect and the Camelback Lease together with the PriMerit/Camelback Mortgage and the note secured thereby collectively contain the entire agreement between the parties thereto with respect to the subject matter thereof. Neither party to the Camelback Lease is in default thereunder and no event has occurred nor action been taken which, with the giving of notice, the passage of time, or both, would constitute a default by either party thereunder. There are no condemnation or eminent domain actions pending or threatened which affect the Camelback Office. PriMerit has no existing defenses to or offsets against its obligations under the Camelback Lease and to PriMerit's Knowledge, the lessor under the Camelback Lease has no existing defenses to or offsets against her obligations thereunder.

                                  ARTICLE VIII

                         EXPRESS COVENANTS OF PRIMERIT

                 8.1 Between the date hereof and the Closing, PriMerit expressly covenants and agrees that:

                          (a)     PriMerit shall use the Locations only in the
regular course of PriMerit's business, shall not commit waste thereof or thereon and shall not make or consent to any alterations at any Location;

                          (b)     PriMerit shall give to World immediate
written notice of the commencement of or receipt of notice of any litigation or threatened litigation affecting PriMerit, the Locations, the Camelback Leasehold Estate, or the Branch Leasehold Estate which might in any way constitute or have the effect of presently or in the future creating a lien, claim, or obligation of any kind against the Properties, the Branch Leasehold Estate, the Camelback Leasehold Estate, or any of them;

                          (c)     PriMerit shall give World immediate notice
upon the occurrence of any event, or receipt of any notice, which might give rise to a breach by PriMerit of any of its representations or warranties set forth in Article VII above; and

                          (d)     PriMerit shall take all steps necessary to
cause PriMerit Investor Services to (i) terminate the PIS Leases, with regard to each of the Locations, and (ii) immediately discontinue the business of PriMerit Investor Services at each of the Locations.

                 8.2 Use of Proceeds. In the event of any loss or damage to any of the Locations between the date hereof and Closing, (i) no insurance claim for any such loss or damage shall be settled by PriMerit without the written consent of World, and the proceeds of any such insurance claim shall be applied only as World and PriMerit shall, in good faith, agree, and any and all insurance proceeds and rights to proceeds remaining at Closing shall be transferred and assigned to World at Closing (or there shall be a corresponding reduction in the Purchase Price); and (ii) World shall have the right to accept the affected Realty with the Purchase Price reduced by an amount sufficient to compensate World for the reduction in the value thereof caused by such insured loss or damage, as determined by an engineer or other appropriately licensed professional or contractor selected by World; provided, however, that each party agrees to use its good faith efforts to return any Location which has suffered loss or damage to an operable condition as soon as practicable. World shall be entitled to exclude such damaged Location with a reduction to the Purchase Price equal to the Net Book Value of such excluded Property.

                 8.3 Leases. Prior to the scheduled Closing Date and not later than the respective deadlines indicated below:

                          (a)     PriMerit shall not (i) amend, alter, renew,
terminate, or exercise any option to extend the term of the Branch Lease or the Camelback Lease or (ii) sublease or lease any space at any Property, the Branch Lease Office or the Camelback Office, without World's prior written consent in each case, which may be granted or withheld by World in its sole and absolute discretion;

                          (b)     PriMerit shall promptly notify the landlord
under the Branch Lease Office of the anticipated assignment of the Branch Lease, and shall request that such party cooperate with PriMerit and World with respect to the execution of any necessary consents, the replacement of signage, and all other matters connected with such assignment. PriMerit shall within five days following the date of this Agreement request, and shall use its best efforts to deliver to World, on or before the respective dates specified for delivery below, the following:

                          (i) not later than twenty (20) days prior to the scheduled Closing Date, a Lessor's Estoppel Certificate with respect to the Branch Lease from the landlord thereunder, executed not more than thirty
                          (30) days prior to the Closing Date, in the form attached hereto as Exhibit B and acceptable to World;

                          (ii) not later than ten (10) days prior to the scheduled Closing Date an executed and effective Agreement and Consent from the landlord substantially in the form attached hereto as Exhibit C with respect to the assignment of the Branch Lease;

                          (iii) not later than ten (10) days prior to the scheduled Closing Date a fully executed and duly acknowledged recordable memorandum or short form of the Branch Lease made by PriMerit and the landlord thereunder in the form required by Arizona Statutes and which satisfies all requirements with respect thereto for the issuance of the Title Policy for the Branch Leasehold Estate;

                          (iv) not later than ten (10) days prior to the scheduled Closing Date, a nondisturbance certificate, which shall be substantially in the form attached hereto as Exhibit D and shall be dated not earlier than thirty (30) days prior to the Closing Date, from each and every holder of a mortgage on fee title to the Branch Lease Office (collectively, the "Branch Fee Mortgages");

                          (v) not later than twenty (20) days prior to the scheduled Closing Date written agreements acceptable to World made by PriMerit and the tenants under the PIS Leases terminating the PIS Leases effective upon or prior to the Closing Date; and

                          (vi)    not later than the Closing Date, a
                          nondisturbance, recognition and attornment agreement and consent to the Camelback Sublease executed by Ruth Watanabe (individually and as trustee of the Ruth K. Watanabe Trust) as landlord under the Camelback Lease and under such other documents in respect of the Watanabe/Camelback Agreements as are required by World, in a form acceptable to World. If such agreement and consent shall be delivered, World shall reimburse PriMerit at Closing for fifty percent (50%) of amounts paid by PriMerit to Ruth Watanabe in consideration for such agreement and consent up to a maximum reimbursement of Fifty Thousand Dollars ($50,000). PriMerit shall consult with World before taking any action in respect of such agreement and consent;

                          (c) PriMerit shall, in a timely manner that will allow PriMerit to deliver the commitments described in 5.1, obtain and cause recordation of any and all memoranda of leases and/or other documents required by the Title Company to issue the Title Policies; and

                          (d) Not later than ten (10) days prior to Closing, PriMerit and World shall have agreed upon the form of the Camelback Sublease, (i) having as the base rent payable thereunder the "Base Rent" payable under Section 1.5 of the Camelback Lease (which base rent shall be payable at World's election directly to the lessor under the Camelback Lease), (ii) obligating World to pay amounts payable by the tenant under Article 10 of the Camelback Lease, (iii) making the expenses and costs of the day-to-day operation, maintenance, and repair of the Camelback Branch Office the responsibility of World, and (iv) containing other terms and conditions mutually acceptable to World and PriMerit which are commercially reasonable in a sublease between unrelated parties for free-standing office buildings in the metropolitan Phoenix, Arizona area which terms do not take into account the extent of PriMerit's obligations as the tenant under the Camelback Lease.

                 8.4 Signs. PriMerit shall remove any and all signs attached to buildings at the Locations, and shall restore the walls to which such signs are attached to their condition prior to attachment of such sign, wear and tear excepted.


                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO WORLD'S PERFORMANCE

                 9.1 Performance of PriMerit's Obligations. World's obligations hereunder shall be conditioned upon the timely performance by PriMerit of each of the following items:

                          (a)     Title Commitments.  PriMerit shall have
delivered to World the Title Commitments, in the form specified in Section 4.2 hereof and within the time period specified in Section 5.1 hereof, together with legible copies of all documents that affect title to the Realty;

                          (b)     Surveys.  PriMerit shall have delivered to
World the Initial and Updated Surveys, in the form and within the time periods specified in Section 5.2 hereof;

                          (c)     Title Curative.  PriMerit shall have cured,
to World's satisfaction (or World shall have otherwise waived) within the time periods specified in Sections 5.1 and 5.2 hereof, all of the Title Defects;

                          (d)     Title Insurance.  PriMerit shall have
satisfied all requirements for the issuance of the Title Policies, including but not limited to payment of all premiums for standard title coverage and other charges in connection therewith;

                          (e)     Warranties and Covenants.  Each of PriMerit's
warranties and representations set forth in Article VII hereof and in the Purchase Agreement are and shall be true as of the date of execution of this Agreement and as of Closing, and as of Closing PriMerit shall have performed all its covenants and delivered all the documents required by this Agreement;

                          (f)     Purchase Agreement.  Closing under the
Purchase Agreement shall take place concurrently with Closing under this Agreement; and

                          (g)     Closing Deliveries.  PriMerit shall have
delivered at or prior to Closing each of the documents or other items required under Sections 8.3, 9.1 and 10.2 hereof, and shall have performed all its other obligations under Article X hereof.


                                   ARTICLE X

                                    CLOSING

                 10.1 Date and Place of Closing. The Closing hereunder shall take place in the offices of World at 1901 Harrison Street, Oakland, California on July 31, 1993, provided that such date may be extended to a date on or before December 31, 1993 and provided, further, that such Closing Date shall be concurrent with the Closing Date set forth in the Purchase Agreement.

                 10.2     Items to be Delivered at the Closing.

                          (a)     PriMerit.  At the Closing, PriMerit shall
deliver to World or its assignees:

                                  (i)      the Title Policies, in the form
                                  specified in Section 4.2 hereof (the costs of which shall be borne by the parties as provided in Section 10.5 hereof);

                                  (ii)     separate Warranty Deeds for the
                                  Properties, duly executed and acknowledged by PriMerit, conveying title to each of the Properties to World subject only to the Permitted Exceptions;

                                  (iii)    an executed and duly acknowledged
                                  Assignment and Assumption Agreement with respect to the Branch Lease in the form attached hereto as Exhibit E, together with a recordable memorandum or short form thereof in the form required by Arizona statutes and which satisfies all requirements with respect thereto for the issuance of the Title Policy for the Branch Leasehold Estate and which is otherwise reasonably acceptable to PriMerit and World;

                                  (iv)     so many copies as are reasonably
                                  required, of an affidavit executed by
                                  PriMerit satisfactory to evidence that World will not be required to withhold any tax and that no withholding liability exists as of the Closing under Section 1445 of the Internal Revenue Code (and the implementing regulations), which affidavit shall state that PriMerit is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and income tax regulations), PriMerit's employer identification number, and PriMerit's office address, plus such other statements as World shall reasonably request;

                                  (v)      so many copies as are reasonably
                                  required of certificates from the Secretaries or Assistant Secretaries of PriMerit as to the incumbency and signatures of officers;

                                  (vi)     so many copies as are reasonably
                                  required of all affidavits, certificates, and other statements necessary for the issuance of the Title Policies at Closing;

                                  (vii)    so many copies as are reasonably
                                  required of any and all additional documents and instruments which World may reasonably determine are necessary or desirable for the proper consummation of this transaction;

                                  (viii)   the Camelback Sublease and a
                                  nondisturbance, recognition and attornment
                                  Agreement made between PriMerit as mortgagee or sole beneficiary under the
                                  PriMerit/Camelback Mortgage and World, in form acceptable to World and PriMerit; and

                                  (ix)     the nondisturbance, recognition and
                                  attornment agreement and consent described in
                                  Section 8.3(b)(vi); provided, however, that if PriMerit's failure to deliver such agreement and consent is not a result of PriMerit's breach of its obligations under this Agreement, World's rights in respect of the nondelivery of such agreement and consent shall be as set forth in Section 11.3 below, and provided that if PriMerit's failure to deliver such consent and agreement is a result of PriMerit's breach of its obligations under this Agreement, then World shall have all rights and remedies in respect of such breach.

                          (b)     World.  At the Closing, World shall deliver
to PriMerit each of the following items:

                                  (i)      the total Purchase Price;

                                  (ii)     the Camelback Sublease, the
                                  nondisturbance, recognition and attornment agreement described in 10.2(a)(viii) above, the Assignment and Assumption Agreement with respect to the Branch Lease described in 10.2(a)(iii) and the memorandum or short form thereof therein described;

                                  (iii)    so many copies as are reasonably
                                  required of certificates from the Secretaries or Assistant Secretaries of World as to the incumbency and signatures of officers; and

                                  (iv)     so many copies as are reasonably
                                  required of any and all additional documents and instruments which PriMerit may reasonably determine are necessary or desirable for the proper consummation of this transaction.

                 10.3 Adjustments. At the Closing, ad valorera taxes relating to the Properties and the Camelback Office and any personal property taxes relating to or including ad valorera taxes for the Locations for the calendar year in which the Closing Date occurs shall be prorated between PriMerit and World as of the Closing Date, based upon the best available estimates of the amount of taxes that will be due and payable on each of the Properties during the calendar year in which the Closing Date occurs, and PriMerit shall pay to World in cash at the Closing, or credit against the Purchase Price, PriMerit's pro-rata portion of such taxes. All rental amounts payable under the Branch Lease shall be prorated as of Closing and all adjustments under the Branch lease shall be made at Closing. Within thirty
(30) days after the date the total aggregate amount of taxes on the Properties for such year is known, PriMerit and World shall readjust the amount of taxes to be paid by each party and any excess paid by PriMerit shall be refunded by World, and any shortage in the amount paid by PriMerit shall be paid by PriMerit to World.

                 10.4 Possession and Closing. Possession of each of the Properties, the Branch Lease Office and the Camelback Office shall be delivered to World by PriMerit at Closing.

                 10.5     Costs of Closing.

                          (a)     PriMerit agrees to pay:

                                  (i)      All state and local taxes and
                                  deed-transfer charges arising out of the conveyances contemplated hereby and in respect of the Camelback Sublease;

                                  (ii) All charges incurred by PriMerit for the procurement, preparation, and recording of any releases, waivers, or other instruments required to clear PriMerit's title to the Properties;

                                  (iii) The premium for issuance of standard coverage under the Title Policies required under Section 4.2 and the cost, if any, of the Title Commitments;

                                  (iv)     One-half of the cost of the Surveys;

                                  (v)      Any and all brokers', agents',
                                  finders', and attorneys' fees it may incur in connection with this Agreement, except as provided in (b) below.

                          (b)     World agrees to pay any and all brokers',
agents', and finders' fees payable to third parties claiming to have dealt solely through World with respect to this Agreement, one-half of the cost of the Surveys, its own attorney's fees and the premium in excess of the premium for standard title coverage payable for the issuance of extended title coverage under the Title Policies. World shall have the benefit of any developer discount applicable to the Title Policies.

                          (c)     Any escrow and recording fees charged by the
Title Company pursuant hereto, and all other costs, fees, penalties, and other expenses incurred at the Closing shall


                                   ARTICLE XI

                             DEFAULTS AND REMEDIES

                 11.1     PriMerit's Defaults;  World's Remedies.

                          (a)     PriMerit's Defaults.  PriMerit shall be in
default hereunder if PriMerit shall fail timely and fully to meet, comply with, or perform any material warranty, representation, covenant, agreement, or obligation on its part required under this Agreement;

                          (b)     World's Remedies.  In the event PriMerit is
in default
hereunder, World, at World's option, (i) shall be entitled to terminate this Agreement and the Purchase Agreement by delivery of written notice to PriMerit,
(ii) subject to PriMerit's right to terminate under Section 5.9, shall be entitled to exclude the Locations in connection with which defaults shall arise and reduce the Purchase Price, if one or more Properties is excluded, by the Net Book Values of such excluded Properties, or (iii) may pursue any and all of World's remedies at law or in equity, including the enforcement by specific performance of this Agreement; and

                          (c)     Specific Performance.  PriMerit acknowledges
that World will be irreparably harmed and will have no adequate remedy at law if PriMerit fails to perform any of its material obligations under this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to it, World shall have the right to obtain specific performance of PriMerit's covenants and other agreements contained in the Agreement and such other equitable relief as the court shall deem appropriate.

                 11.2     World's Defaults: PriMerit's Remedies.

                          (a)     World's Default.  World shall be in default
hereunder if World shall fail to meet, comply with or perform any material covenant, agreement, or obligation on its part required under this agreement; and

                          (b)     PriMerit's Remedy.  In the event World is in
default hereunder, PriMerit may, as its sole and exclusive remedy, terminate this Agreement and recover any amounts reasonably paid to World or any third party pursuant to this agreement. PriMerit hereby irrevocably waives and releases any and all claims for, rights to, and causes of action for specific performance of this Agreement and each of the transactions contemplated hereby.

                 11.3 In the event that, for any reason, the parties hereto fail to enter into the mutually acceptable sublease in respect of the Camelback Office described in Section 8.3(d) above as required by Sections 10.2(a)(viii) and 10.2(b)(ii) or the nondisturbance, recognition, and attornment agreement and consent to the Camelback Sublease between PriMerit and World is not made and delivered as required by Section 10.2(a)(viii) or if the nondisturbance, recognition, attornment and consent agreement required by Section 8.3(b)(vi) above is not timely delivered and such failure of timely delivery of such agreement and consent is not a result of PriMerit's breach of its obligations under this agreement, World in any of such events, at Worlld's option, may elect to exclude the Camelback Office from the transaction which is the subject of this Agreement and upon such exclusion the parties shall be relieved from all further obligations under this agreement in respect of the Camelback Office and the Camelback Lease.

                 11.4 Pursuit of Remedies. In the event World elects to pursue one of the remedies under Section 11.1 hereof and at any time during pursuit of performance thereunder elects not to seek such remedy, World shall be entitled to pursue its other remedies under Section 11.1.

                                  ARTICLE XII

                            ENVIRONMENTAL INDEMNITY

                 12.1 Release of World. PriMerit, on behalf of itself and its successors and assigns does hereby release World and the directors, trustees, beneficiaries, officers, shareholders, employees and agents of World, and any successor or assign of each and every one them ("World's Related Parties"), and waives any rights or claims under any Environmental Laws against World and World's Related Parties for or resulting from the presence or Release at, on, about, adjacent to, under, within, or from any of the Locations or any waste disposal site used by any of the Locations, of any Hazardous Substances on or prior to the Closing Date or remaining at, on, about, adjacent to, under, within, or from any of the Locations after the Closing Date, provided that the foregoing release and waiver shall not apply to the extent that World or World's Related Parties cause or contribute to the Release of such Hazardous Substances.

                 12.2 PriMerit's Environmental Indemnification. PriMerit and its successors and assigns shall indemnify, defend, and hold World and World's Related Parties harmless from and against all claims, liabilities, obligations, damages (including any damages to third parties), fines, penalties, judgments, costs, reasonable attorney's and consultant's fees resulting from, arising under, or imposed by any Environmental Law by reason of the Release of a Hazardous Substance at, on, about, adjacent to, under, within, or from any of the Locations or any waste disposal site used by any of the Locations which (i) occurs before the Closing Date or, (ii) occurs at any time to the extent attributable to the presence or Release of any Hazardous Substance prior to the Closing Date, ("World's Environmental Claims"), subject to the following conditions and limitations:

                          (a)     The following shall be excluded from
PriMerit's Environmental Indemnification and World's Environmental Claim: (i) special or consequential damages to World, including, without limitation, loss of revenues, income, profits, punitive damages, and the like, (ii) environmental conditions resulting solely from the acts of Word or World's Related Parties including, without limitation, the Release of a Hazardous Substance at, on, about, adjacent to, under, within, or from any of the Locations after the Closing Date; and

                          (b)     An express condition precedent to World's
rights under PriMerit's Environmental Indemnification shall be that World must present to PriMerit, within four (4) years after the Closing Date, a written assertion of World's Environmental Claim.

                 12.3 World's Environmental Indemnification. World, its successors and assigns, shall indemnify, defend, and hold PriMerit and PriMerit's directors, trustees, beneficiaries, officers, shareholders, employees, and agents, and any successor and assign of each and every one ("PriMerit's Related Parties") harmless after the Closing Date from and against all claims, liabilities, obligations, damages (including any damages to third parties), fines, penalties, judgments, costs, reasonable attorney's and consultant's fees arising under, or imposed by, any Environmental Law by reason of the Release of a Hazardous Substance, at, on, about, adjacent to, under, within, or from any of the Locations solely to the extent attributable to the conduct of World or World's Related Parties which occurs after the Closing Date ("PriMerit's Environmental Claim"), subject to the following conditions and limitations:

                          (a)     The following shall be excluded from World's
Environmental Indemnification and PriMerit's Environmental Claim: (i) special or consequential damages to PriMerit including, without limitation, loss of revenues, income, profits, and the like, or punitive damages, (ii) environmental conditions resulting from the acts of PriMerit or PriMerit's Related Parties including, without limitation, the Release of a Hazardous Substance at, on, about, adjacent to, under, within, or from any of the Locations either before or after the Closing Date; and

                          (b)     An express condition precedent to PriMerit's
rights under World's Environmental Indemnification shall be that PriMerit must present to World, within four (4) years after the Closing Date, a written assertion of PriMerit's Environmental Claim.


                                  ARTICLE III

                                 MISCELLANEOUS

                 13.1 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

                 13.2 Number and Gender of Words. Use of the singular number herein shall include, where appropriate, the plural, and words of any gender shall include, where appropriate, the other gender.

                 13.3 Notices. Notices, demands, requests, and other communications required or permitted hereunder shah be deemed to be received
(i) immediately upon receipt or refusal by hand by the party to whom such notice is addressed, (ii) on the date of delivery by a reputable parcel delivery service to the addressee as set forth below and evidenced by a receipt therefor, (iii) three (3) business days after mailing via U.S. Mail, certified, with a return receipt requested, and addressed as set forth below or in such manner as the party to whom such notice is sent has last advised the other party hereto.

                 If to PriMerit:  PriMerit Bank, FSB
                                  3300 West Sahara Avenue
                                  Las Vegas, Nevada
                                  Attention:  Dan J. Cheever, President

                 If to World:     J. L. Helvey
                                  Group Senior Vice President
                                  World Savings and Loan Association
                                  1901 Harrison Street
                                  Oakland, California 94612

                 With a copy to:  Fried, Frank, Harris, Shriver & Jacobson
                                  1001 Pennsylvania Avenue, N.W.
                                  Suite 800
                                  Washington, D.C. 20004-2505
                                  Attention:  David L. Ansell, Esq.

                 13.4 Governing Law. This Agreement, together with the Purchase Agreement and the Consulting Agreement and Non-Competition Agreement among the parties hereto and Southwest Gas, a California corporation of even date herewith (the "Ancillary Agreements") govern the parties rights and liabilities in a single, integrated transaction. As with the Purchase Agreement, the validity, performance, and enforcement of this Agreement and agreements contemplated hereby shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law thereof, except that (i) with respect to matters regarding title to real property, the laws of the State of Arizona shall govern, without giving effect to the principles of conflicts of law thereof, and (ii) with respect to matters regarding the transfer of right, title to, and interest in any contract, agreement, instrument, or governmental authorization, the laws governing such contract, agreement, instrument, or governmental authorization shall govern. Each of the parties hereto hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of California located in the County of Alameda and of the United States of America in and for the Northern District of California, which courts shall have exclusive jurisdiction over the interpretation and enforcement of this Agreement, the Purchase Agreement, and the Ancillary Agreements, and the parties hereto agree that venue for all action for any actions, suits, or proceedings arising out of or relating to this Agreement, the Purchase Agreement, the Ancillary Agreements and the transactions contemplated by each of them shall be proper in any such court.

                 13.5 Entirety and Amendments. This Agreement and the documents referred to herein embody the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between World and PriMerit, if any, relating to the Realty and the Locations and the Camelback Lease and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

                 13.6 Invalid Provisions. If any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, such provision shall be severable and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the void or unenforceable provision or by its severance. Furthermore, in lieu of such void or unenforceable provision, there shall be automatically substituted a provision as similar in effect to such provision as may be legal, valid, and enforceable.

                 13.7 Multiple Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement.

                 13.8 Parties Bound. This Agreement shall be binding upon and inure to the benefit of PriMerit and World and their respective heirs, representatives, successors, and assigns.

                 13.9 Risk of Loss. Risk of loss or damage by fire or other casualty to the Properties or any part thereof prior to Closing shall be the risk of PriMerit. Improvements and personal property described herein shall be maintained by PriMerit in the present condition until Closing, wear from normal and reasonable use and deterioration excepted.

                 13.10 Further Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed, or delivered by PriMerit to World, PriMerit and World each agree to perform, execute, and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing any and all such further acts, deeds, and assurances as the other party may reasonably request to consummate the transactions contemplated hereby and to assure World's title to the Realty.

                 13.11 Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement. If the final day of any periods or any date of performance under this Agreement falls on a Saturday, Sunday or legal holiday, then the final day of said period or the date of performance shall be extended to the next business day thereafter.

                 13.12 Survival. All covenants and agreements contained herein and intended to be performed subsequent to any Closing hereunder shall survive the execution and delivery of the Deed and other closing documents required hereby and shall specifically be deemed not to be merged into or waived by any instrument of Closing, but shall expressly survive and be binding upon PriMerit and World. All indemnities by PriMerit and any liability of PriMerit for misrepresentation or breach of warranty contained herein shall survive the execution and delivery of the Warranty Deed(s) and other closing documents required hereby, shall specifically be deemed not to be merged into or waived by any instrument of Closing, and such liability shall expressly survive and be binding upon PriMerit.

                 EXECUTED as hereinafter set forth.

                                    PriMerit:

                                    PRIMERIT BANK FSB

         August 12, 1993
- ---------------------------------
    Date Executed by PriMerit       By:_______________________________________


                                    Name:_____________________________________

                                    Title:____________________________________



                                    World:

                                    WORLD SAVINGS AND LOAN ASSOCIATION, a
                                    Federal Savings and Loan Association


         August 12, 1993
- --------------------------------
Date Executed By World              By:_______________________________________

                                    Name:_____________________________________

                                    Title:____________________________________

                                   Schedule A
                  to Branch Purchase and Assumption Agreement
                         Between PriMerit Bank, FSB and
                       World Savings and Loan Association

                         [Section 1.1 (p) and 7.1 (a)]


                                   Properties

                 [Legal Descriptions of parcels to be attached]


Property         Common Branch Name
  I              Fiesta Mall
 II              Power and Broadway
III              Scottsdale
 IV              Sun City West

                                   PROPERTY I


A portion of the Southwest quarter of the Northwest quarter of the Northwest quarter of Section 33, Township 1 North, Range 5 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows:

Commencing at the Northwest corner of said Section 33; thence South 1 degree 00 minutes 05 seconds West a distance of 660.69 feet to the Northwest corner of the Southwest quarter of the Northwest quarter of the Northwest quarter of said
Section 33; thence South 89 degrees 05 minutes 47 seconds East along the North line of the aforementioned Southwest quarter 67.00 feet to a point on the East right-of-way line of ALMA SCHOOL ROAD and the POINT OF BEGINNING; thence North 89 degrees 05 minutes 47 seconds East a distance of 185.13 feet; thence South 1 degree 05 minutes 49 seconds West a distance of 155.22 feet to a point on the Northerly right-of-way line of GROVE AVENUE, said point being on a non-tangent curve; thence Northwesterly along said curve, being along the Northerly right-of-way line of GROVE AVENUE; said curve being concave Southwesterly, having a cord bearing of North 73 degrees 20 minutes. 07 seconds West, a cord length of 170.03 feet, a radius of 430.56 feet, through an arc length of 171.16 feet; thence North 43 degrees 59 minutes 39 seconds West a distance of 29.78 feet to a point on the Easterly right-of-way line of ALMA SCHOOL ROAD; thence North 1 degree 00 minutes 21 seconds East a distance of 82.10 feet to the POINT OF BEGINNING.

                                  PROPERTY II


PARCEL NO. 1:

Lot 4, of COOPER VILLAGE, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, recorded in Book 317 of Maps, Page 6 and Affidavit of Correction of Plat Dedication and Re-Dedication recorded in 88-635699, of Official Records.

PARCEL NO. 2:

A non-exclusive easement for ingress, egress, parking, pedestrian traffic and utilities as more fully set forth in Paragraph 7 of Declaration of Easements Covenants and Restrictions recorded in 87-505615, of Official Records and First Amendment recorded in 87-766146, of official Records, records of Maricopa County, Arizona.


                                  PROPERTY III

PARCEL NO. 1:

A parcel of land located in the Northwest quarter of the Northeast quarter of
Section 27, Township 3 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, being more particularly described as follows:

                                  PROPERTY IV


PARCEL NO. 1:

A part of Tract O, of SUN CITY WEST UNIT 1, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, recorded in Book 200 of Maps, Page 1, more fully described as follows:

COMMENCING at the most Westerly corner of Tract O, also known as the Southeasterly corner of Tract N and the Northeasterly right-of-way line of R.
H. JOHNSON BOULEVARD; thence Southeasterly along the said right-of-way line and the arc of a curve concave Southwesterly and having a radius of 10,055.00 feet and a central angle of 02 degrees 34 minutes 00 seconds a distance of 450.45 feet to a point on a non-tangent line and the TRUE POINT OF BEGINNING; thence North 42 degrees 48 minutes 09 seconds East, a distance of 180.12 feet to a point on a non-tangent curve concave Southwesterly; thence Southeasterly along the arc of said curve having a radius of 10,235.00 feet and a central angle of 01 degrees 00 minutes 09 seconds a distance of 179.08 feet to a point on a non-tangent curve of CAMINO DEL SOL; thence along said right-of-way line and along the arc of said curve concave Southeasterly and having a radius of 18,690.00 feet and a central angle of 00 degrees 04 minutes 54 seconds a distance of 26.64 feet to a point of tangency; thence South 50 degrees 32 minutes 41 seconds West, a distance of 140.18 feet to a point on a tangent curve concave Northwesterly and having a radius of 15.00 feet and a central angle of 85 degrees 10 minutes 47 seconds; thence along the arc of said curve a distance of 22.30 feet to a point of a reversing curve concave Southwesterly; thence Northwesterly along the arc of said curve having a radius of 10,055..00 feet and a central angle of 0 degrees 48 minutes 11 seconds a distance of
140.92 feet, said curve also being the Northeasterly right-of-way line of R. H. JOHNSON BOULEVARD to the TRUE POINT OF BEGINNING.

PARCEL NO. 2:

An easement for ingress and egress and parking over the driveways and parking areas as set forth in Reciprocal Easement Agreement recorded in 88-414660, of Official Records, records of Maricopa County, Arizona.

                                   Schedule B
                  to Branch Purchase and Assumption Agreement
                         Between PriMerit Bank, FSB and
                       World Savings and Loan Association

                                 [Section 3.3]

                               Amount of Owner's
                                Title Insurance

PROPERTY

  I              (Fiesta Mall)                     $  880,335
 II              (Power and Broadway)              $  514,227
III              (Scottsdale)                      $  808,981
 IV              (Sun City West)                   $  618,529

BRANCH LEASE                                       $  350,000

CAMELBACK                                          $1,500,000




                                   Schedule C
                  to Branch Purchase and Assumption Agreement
                         Between PriMerit Bank, FSB and
                       World Savings and Loan Association

                          [Section 1.1(a) and 7.1(a)]


Branch Lease

                 1. Lease dated November 21, 1989 between Mariah Properties, Ltd., an Arizona corporation, as landlord and PriMerit Bank as tenant (commonly known as the Sun City Grand Branch). The named parties are the current parties.

                                   Schedule D
                  to Branch Purchase and Assumption Agreement
                         Between PriMerit Bank, FSB and
                       World Savings and Loan Association

                               [Section 7.1 (a)]

                                   PIS Leases

                                   Schedule E
                  to Branch Purchase and Assumption Agreement
                         Between PriMerit Bank, FSB and
                       World Savings and Loan Association

                          [Section 7.1(a) and 7.1(u)]

                     Zoning Categories and Tax I.D. Numbers



Zoning Classification
and Zoning Authority              Tax I.D. Numbers

Properties

   I
  II
 III
  IV

Branch Lease
  Leasehold
  Estate

Camelback

                                   Schedule F
                  to Branch Purchase and Assumption Agreement
                         Between PriMerit Bank, FSB and
                       World Savings and Loan Association

                                [Section 7.1(q)]

                                    Licenses

                                   Schedule G

                              PERMITTED EXCEPTIONS


1. With respect to the Property at 6750 East Broadway, Mesa, Arizona, that certain Declaration of Covenants, Conditions, Restrictions and Easements for Broadway Village Partners (Doc #87-505615) recorded 8/11/87 as amended by the First Amendment to the Declaration (Doc# 87-766146) recorded 12/30/87.

2. With respect to the Property at 6929 East Shea Boulevard, Scottsdale, Arizona, that certain Reciprocal Easement Agreement (Doc #88- 390288) between Fountain Plaza and Nevada Savings and Loan Association recorded 8/8/88.

3. With respect to the Property at 19001 R. H. Johnson, Sun City West, Arizona, the Covenants, Conditions and Restrictions in that certain Warranty Deed (Doc #86-722236) from Del Webb to Bade Boyes recorded 12/30/86.

4. With respect to the Property at 16059 Grand Avenue, Sun City, Arizona, the Covenants, Conditions and Restrictions contained in that certain Warranty Deed recorded 12/31/81 (Docket # 15736, page 1573), that certain Assignment of Rights Under Warranty Deed recorded 11/27/85 (Doc # 85-567128), and that certain Consent to Amend Restrictive Covenant recorded 11/13/89 (Doc #89-522086).

                                   Exhibit A
                  to Branch Purchase and Assumption Agreement
                         Between PriMerit Bank, FSB and
                       World Savings and Loan Association

                               [Section 1.1 (q)]

                         Form of General Warranty Deed


                       [Acceptable form to be supplied by
                           PriMerit's legal counsel]

                                MARIAH/SUN CITY

                              EXHIBIT B  [8.3b(i)]


                         LESSOR'S ESTOPPEL CERTIFICATE

TO:      World Savings and Loan Association

RE: Lease dated November 21, 1989 (the "Lease") between Mariah Properties, Ltd., an Arizona corporation, as lessor ("Lessor") and PriMerit Bank, FSB, as lessee ("Lessee") for certain premises ("Premises") located in King's Inn Center, Sun City, Maricopa County, Arizona


         The undersigned, as Lessor under the Lease, hereby certifies that, as of the date hereof, the following is true and correct:

         1. A complete and accurate copy of the Lease, including all riders, addenda, amendments and/or other agreements made between Lessor and Lessee relating to or in respect of the Premises, is attached hereto.

         2. The Lease is in full force and effect, and contains the entire agreement between Lessor and Lessee with respect to leasing of the Premises. There are no oral agreements between Lessor and Lessee affecting or relating to the Premises.

         3. Lessee has fully satisfied all Lessee's obligations under the Lease which have arisen or accrued prior to the date hereof. There exist no uncured defaults in the performance of the Lease by either party, nor has any event occurred or condition arisen which, with the passage of time, or the giving of notice, or both, would constitute a default or breach under the Lease by either party.

         4.    The Lease Term commenced ___________________________________ and is scheduled to terminate ________________________________________.

         5. All rent and other amounts payable by Lessee under the Lease up to and including the date hereof, including amounts payable by Lessee to third parties, have been fully paid through___________________________________________.

         6. The total base monthly rent currently paid by Lessee under the Lease is $_____________________________________________.

         7. The total Security Deposit currently held by Lessor pursuant to the Lease is $____________________________________________. The Security
Deposit is held by Lessor at_________________.

         8. Rent has been prepaid by Lessee in the following amounts for the following periods______________________________________.

         9. Lessee's liability for costs and expenses related to the Premises or the property of which the Premises are a part other than basic monthly rent is as follows:

True of Expense  Lessee' s Share  Estimated Monthly Payment

         10. Expenses set forth in paragraph 9 above constitute a complete list of all amounts payable by Lessee to Lessor under the Lease.

         11. Lessee has no options to purchase or rights of first refusal in respect of the Lease, the Premises or the land of which the Premises form a part, except as reflected in the Lease. Lessee has not exercised any such option or right of first refusal.

         12. Lessee has no option to renew or extend the Lease except as set forth in the Lease. Lessee has not exercised any such option.

         13. There are no condemnation or eminent domain actions pending or threatened which affect the Premises, the parcel of land of which the Premises are a part or access thereto.

         14. All obligations of the parties under the Lease relating to the construction or restoration of improvements have been fully satisfied and all work has been accepted and approved by both parties.

         15. Lessor has no existing defenses or offsets to the performance of its obligations under the Lease.

         16. World to supply additional language clarifying the meaning of ambiguous provisions, etc. as necessary).

         The undersigned acknowledges that World Savings and Loan Association will rely upon this Certificate in assuming Lessee's rights and obligations under the Lease.

Dated:______________________________________, 1993

                                    LESSOR:

                                    MARIAH PROPERTIES, LTD., an Arizona
                                    corporation



                                    By:_______________________________________

                                    Its:______________________________________

                                MARIAH/SUN CITY


                            EXHIBIT C [8.3(b)(iii)]

                      AGREEMENT AND CONSENT TO ASSIGNMENT

                           [TO BE IN RECORDABLE FORM]


         The undersigned, Mariah Properties, Ltd., an Arizona corporation ("Consenting Party") as the "Lessor" under that certain Lease, dated November 21, 1989 (the "Lease") between the Consenting Party and PriMerit Bank, FSB as "Lessee" thereunder (hereinafter called the "Assignor") for premises located in King's Inn Center, Sun City, Maricopa County, Arizona (the "Premises") does hereby consent to the assignment of the Assignor's interest in the Lease and the Premises to WORLD SAVINGS AND LOAN ASSOCIATION (hereinafter called the "Assignee").

         The undersigned agrees that Assignee may remove Assignor's signage and install signage identifying Assignee's business at the demised premises which is approximately the same size as Assignor's current signage without necessity of further consent from, approval of or notice to Consenting Party.

         All statements made by the Consenting Party in Lessor's Estoppel Certificate made by it dated _______________________, 1993 are true, complete and unchanged as of the date hereof.

         The Lease as modified hereby is ratified and confirmed by the Consenting Party.

         IN WITNESS WHEREOF, the undersigned has executed this Consent To Assignment the__________ day of_________________________, 1993.


Dated:_______________________________________,  1993

                                    LESSOR:

                                    MARIAH PROPERTIES, LTD., an Arizona
                                    corporation



                                    By:_______________________________________

                                    Its:______________________________________

                                MARIAH/SUN CITY

                           EXHIBIT D [Section 8.3(e)]

             Non-Disturbance, Recognition and Attornment Agreement

                           [TO BE IN RECORDABLE FORM]


         THIS AGREEMENT made as of the__________ day of _________________________,1993, among __________________________ a
____________________ _____________ having an office at ____________________
("Mortgagee"), World Savings and Loan Association, a Federal Savings and Loan Association ("World"), and Mariah Properties, Ltd., an Arizona corporation ("Mariah").

                                   WITNESSETH

         WHEREAS, on November 21, 1989, Mariah, as landlord, and PriMerit Bank, as tenant ("PriMerit"), entered into that certain lease (the "Lease") for premises known as A-1 and a part of A-2 in the King's Inn Center, Sun City, Maricopa County, Arizona (the "Premises");

         WHEREAS, a Memorandum of the Lease was or shall be recorded in the public records of Maricopa County, Arizona;

         WHEREAS, the Lease was or shall be assigned by PriMerit to World and a Memorandum of such assignment was or shall be recorded in the public records of Maricopa County;

         WHEREAS, Mortgagee is the present owner and holder of the mortgage described in Schedule A attached hereto (said mortgage, as the same may be amended, increased, renewed, modified, consolidated, replaced, combined, substituted, severed, split, spread or extended, being hereinafter referred to as the "Mortgage") which is a lien on the real property described in Schedule B hereto (the "Real Property"), and of the note, bond or other obligation secured by the Mortgage (the "Note").

         NOW, THEREFORE, for good and valuable consideration given each to the other, receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. Provided the Lease is in full force and effect and World is not in default of any material, monetary obligation under the Lease, if any action or proceeding is commenced by Mortgagee for the foreclosure or other enforcement of the Mortgage or the sale of the Real Property or any potion thereof pursuant to such foreclosure or other enforcement, World shall not be named or joined as a party defendant therein (unless required by law, in which case World may be named only for the purpose of complying with said law but not for the purpose of foreclosing World's interest) or otherwise in any suit or action to terminate the Lease, and any foreclosure of the Mortgage and any sale pursuant to any such foreclosure, shall be subject to the Lease and the rights of World thereunder, and any successor to Mortgagee (whether as a mortgagee or as an owner of the Real Property) shall take its interest subject to the Lease and the rights of World thereunder. The possession of World shall in none of such events be disturbed nor shall the Lease be terminated or modified as a result thereof, except to the extent that upon succeeding to the interest of landlord under the Lease such successor would have such rights in accordance with the terms of the Lease, and Mortgagee shall recognize World as the direct tenant of Mortgagee upon all of the terms, covenants and conditions of the Lease.

         2. If Mortgagee shall become the owner of the Real Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure, or if any other person shall purchase the Real Property by reason of such foreclosure, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Mortgagee or such purchaser and World upon all of the terms, covenants and conditions set forth in the Lease and in that event World with respect to the Lease agrees to fully and completely attorn to and recognize Mortgagee or such purchaser as landlord under the Lease, and Mortgagee or such purchaser shall accept such attornment of World and World shall thereafter fully and faithfully perform, from and after such date on which Mortgagee or such purchaser become such owner, each and every undertaking to be performed on the part of tenant under the Lease in accordance with the provisions thereof for the benefit of Mortgagee, and Mortgagee or such purchaser shall thereafter fully and faithfully perform each and every undertaking under the Lease to be performed on the part of landlord under the Lease in accordance with the provisions thereof for the benefit of World. The provisions of this Paragraph 2 shall be self operative without the execution of any further instruments; provided, however, that upon demand of Mortgagee or such purchaser World agrees, and upon demand of World Mortgagee and such purchaser agree, to execute and deliver from time to time instruments in recordable form to evidence and confirm the foregoing provisions of this Paragraph 3 reasonably satisfactory to both parties, acknowledging such attornment and setting forth the terms and conditions of the tenancy.

         3. All notices, consents and other communications pursuant to the provisions of this Agreement shall be in writing and shall be sent by receipted courier or receipted overnight delivery, prepaid, addressed as follows:

                 If to Mortgagee:

                 __________________________

                 __________________________

                 __________________________

                 __________________________

                 If to World:

                 World Savings and Loan Association
                 1901 Harrison Street
                 Oakland, CA 94612
                 Attention:  Mr. Daniel R. Dixon

                 If to Mariah:

                 165 North Central Way
                 Suite 208
                 Mesa, Arizona 85201

         All notices, consents or other communications shall be deemed given on the date they are delivered (or deemed delivered as hereinafter set forth). Each party may designate a change of address by notice to the other party. The inability to deliver any such notice, consent or other communication because of changed address of which no notice was given, or rejection or refusal to accept any such notice, consent or other communication, shall be deemed to be receipt of the same as of the date of such inability to deliver or rejection or refusal to accept delivery.

         4. This Agreement shall be binding upon and inure to the benefit of Mortgagee, Mariah and World, and their respective successors and assigns hereunder.

         5. The terms "World" and "Mariah" as used herein shall mean World and Mariah, respectively, and any of their respective successors and assigns in interest under the Lease.

         6. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

         7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be made valid and enforceable to the fullest extent permitted by law.

         IN WITNESS WHEREOF, Mortgagee, World and Mariah have duly executed this Agreement as of the date first above written.

                                    WORLD SAVINGS and LOAN ASSOCIATION, a
                                    Federal Savings and Loan Association



                                    By:_______________________________________

                                    Title:____________________________________



                                    MARIAH PROPERTIES, LTD., an Arizona
                                    corporation



                                    By:_______________________________________

                                    Title:____________________________________



                                    [MORTGAGEE]



                                    By:_______________________________________

                                    Title:____________________________________

                                   EXHIBIT A

                                       TO

              NONDISTURBANCE, RECOGNITION AND ATTORNMENT AGREEMENT

                        [Identification of the Mortgage]

                                   EXHIBIT B

                                       TO

              NONDISTURBANCE, RECOGNITION AND ATTORNMENT AGREEMENT

                    [Legal Description of the Real Property]

                                    SUN CITY

                    EXHIBIT E [10.2(a)(iii) and 10.2(b)(ii)]

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

                           [TO BE IN RECORDABLE FORM]


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, entered into this ______day of ___________________________, 1993, by and between PriMerit Bank, FSB (the
"Assignor"), and World Savings and Loan Association, (called the "Assignee"):

         WITNESSETH:

         WHEREAS by that certain Lease dated November 21, 1989 (the "Lease"), Mariah Properties, Ltd., an Arizona corporation, as lessor leased to Assignor as lessee certain premises located in King's Inn Center, Sun City, Maricopa County, Arizona (hereinafter called the "Premises") for the term and upon the terms and conditions contained in said Lease;

         WHEREAS, Assignor and Assignee have entered into that certain Branch Purchase and Assumption Agreement dated May ___, 1993, (the "Agreement"), whereby Assignor has agreed to sell and Assignee has agreed to purchase certain of the assets of Assignor described therein and whereby Assignor has agreed to transfer and Assignee has agreed to assume certain of the liabilities of Assignor described therein; and

         WHEREAS, Assignor desires to assign the Lease to Assignee and Assignee desires to accept said assignment and to assume the obligations of Assignor under the Lease, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties agree as follows:

         1. Assignor hereby assigns to Assignee all of the Assignor's right, title and interest in and to the Lease, the Premises, the security deposit identified in paragraph 6 of the Lease and all leasehold improvements and fixtures installed or located therein, free and clear of liens, encumbrances, restrictions and other matters except as expressly set forth in Exhibit A hereto.

         2. The representations and warranties of Assignor under the Agreement in respect of the Lease and the Premises are correct, complete and unchanged from the date of the Agreement.

         3. Assignee hereby accepts said assignment of Assignor's interest in the Lease and hereby assumes all of the obligations of the lessee under the Lease first arising and accruing on or after the date hereof.

         4. Assignor agrees to and does hereby indemnify, defend and hold Assignee harmless from and against any loss, liability, damage, claims, demands, cost or expense, including reasonable attorneys' fees, arising out of or in connection with the obligations of the lessee under the Lease or the use and occupancy of the Premises prior to the date hereof which are or may be imposed upon, incurred by or asserted against Assignee by reason of Assignor's failure to perform its obligations under this Agreement or under the Lease.

         5. Assignee agrees to and does hereby indemnify and hold Assignor harmless from and against any loss, liability, damage, claims, demands, cost or expense, including reasonable attorneys' fees, resulting directly from Assignee's breach of its obligations as the lessee under the Lease arising on or after the date hereof which are imposed upon or incurred by Assignor by reason of Assignee's failure to perform its obligations under this Agreement or under the Lease.

         6. Should any action or proceeding be commenced between the parties to this Assignment concerning this Assignment, or the rights and duties of either in relation hereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted in the action or proceeding, to a reasonable sum as and for its attorneys' fees in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed the day and year first above written.

                                    PriMerit BANK, FSB



                                    By:_______________________________________
                                    [NAME]
                                    [TITLE]


                                    WORLD SAVINGS AND LOAN ASSOCIATION,
                                    a Federal Savings and Loan Association



                                    By:_______________________________________
                                    [NAME]
                                    [TITLE]

                                   EXHIBIT A

                                       TO

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


                     List of Permitted Title Exceptions for
                            Sun City Lease Location

                             SUPPLEMENTAL AGREEMENT

                 WORLD SAVINGS AND LOAN ASSOCIATION ("WORLD") and PRIMERIT BANK, FSB ("PriMerit") executed a Branch Purchase and Assumption Agreement, dated as of May 12, 1993, as amended ("Agreement") pursuant to which World has agreed to acquire and PriMerit has agreed to dispose of certain interests in real property, subject to various conditions as set forth in the Agreement. The transactions contemplated by the Agreement are scheduled to close on August 13, 1993, and during the course of the performance by the respective parties, certain provisions of the Agreement have been modified by mutual agreement. The purpose of this Supplemental Agreement is to memorialize those changes without the necessity of rewriting the Agreement.

                 In furtherance of the foregoing the parties agree to the following changes in the Agreement effective as of August 12, 1993:

                 1.       Section 1.1(d) is amended to read as follows:

                          "(d) 'Camelback Lease' means that certain Lease between PriMerit, as Landlord, and World, as Tenant, with a commencement date on or about August 13, 1993, and having real property in the City of Phoenix as the premises demised thereunder;"

                 2.       Sections 1.1(g); 1.1(h); 1.1(s) 1.1(ff); 8.3(b)(vi);
                          and 10.2(a)(ix) are deleted in their entirety.

                 3.       Section 1.1(k) is amended to read as follows:

                          "(k)    'Contract Rights' means all rights and
                          interests of PriMerit in, to, or under all contracts, licenses, agreements, or other instruments relating to the Realty except to the extent that they are the subject of the Purchase Agreement and except the Branch Lease and the Camelback Lease;"

                 4. Wherever in the Agreement, including without limitation Sections 1.1(x), 1.1(bb), 1.1(ee), 4.1, 5.1, 5.3, 5.8, 5.9, and 7.2(1), the term "Camelback
                          Subleasehold Estate" is used, such term shall be amended to read "Camelback Leasehold Estate."

                 5. Whenever in the Agreement, including without limitation Sections 3.1 and 4.1, the term "Camelback Sublease" is used, such term shall be amended to read "Camelback Lease."

                 6. Section 5.2 is amended by deleting from the form of surveyor's certification the clause "that no such buildings or improvements violate any setback requirement;", it being understood that the Title Company does not require such certification as a condition of issuing the Title

                          Policies, and World has agreed to accept zoning confirmation letters from the applicable municipal jurisdictions in lieu of such certification.

                 7. Section 5.6 is amended by deleting everything after "enter upon and inspect the Camelback Office" through "10.2(b)(ii) below."

                 8. The last sentence of Section 7.2(g) as amended to read:

                          "As of the Closing Date all the Locations shall be free and clear of any and all Hazardous Substances except for asbestos containing materials at the Camelback Office identified in the Environmental Report of Dames & Moore, dated July 21, 1993, the removal, control and management of which shall be governed by the Camelback Lease and by the Operations and Maintenance Plan which will be adopted by the parties as of the Closing Date."

                 9.       Section 7.2(u) is amended to read as follows:

                          "(u)    PriMerit shall have, as of the Closing Date,
                          good and marketable indefensible title in fee simple to the premises which are the subject of the Camelback Lease, subject only to: (i) the Permitted Exceptions, (ii) zoning, setback, building and other similar restrictions which are not violated in any material respect and which do not and will not, in World's opinion, have an adverse effect on use of the Camelback Office for retail banking purposes, and
                          (iii) the effect, if any, of that certain Conditional Quit Claim Deed, recorded May 22, 1985 in Document 85-234437, in which the City of Phoenix is grantee. The premises subject to the Camelback Lease are all the real property and improvements used by PriMerit for or in connection with the operation of its Camelback branch location. The Camelback Office has been classified by the applicable zoning authority in the zoning classification set forth in Schedule E with respect thereto. The property tax parcel numbers set forth in Schedule E are the only tax parcel numbers assigned to the premises to be demised under the Camelback Lease and said numbers include no other property. PriMerit is in exclusive possession of the Camelback Office and the Camelback Office is not subject to any sublease, license or other occupancy agreement. There are no condemnation or eminent domain actions pending or threatened which affect the Camelback Office."

                 10. Section 8.3(a)(i) is amended by deleting "or the Camelback Lease".

                 11.      Section 8.3(d) is amended to read as follows:

                          "(d)    Not later than the day before the Closing,
                          PriMerit and World shall have agreed upon the form of the Camelback Lease, (i) having as a base rent payable thereunder, an amount comparable to the base rent heretofore payable by PriMerit under that certain lease agreement with Ruth K. Watanabe with respect to the Camelback Office, (ii) obligating World to pay amounts equivalent to the ad valorem real property taxes on the Camelback Office and the sales, excise or similar taxes measurable by the rentals paid under the Camelback Lease, (iii) making the expenses and costs of day-to-day operations, maintenance and repair of the Camelback Office the responsibility of World, and (iv) containing other terms and conditions mutually acceptable to World and PriMerit which are commercially reasonable in a lease between unrelated parties for free-standing office buildings in the metropolitan Phoenix, Arizona area."

                 12.      Section 10.2(a)(viii) is amended to read:

                          "(viii) the Camelback Lease and a memorandum or short form thereof;"

                 13.      Section 10.2(b)(ii) is amended to read:

                          "(ii)   the Camelback Lease and a memorandum or short
                          form thereof;"

                 14.      Section 11.3 is amended to read as follows:

                          "11.3. In the event that, for any reason, the parties hereto fail to enter into a mutually acceptable Camelback Lease as described in Section 8.3(d) above as required by Sections 10.2(a)(viii) and 10.2(b)(ii), World in such event, at World's option, may elect to exclude the Camelback Office from the transaction which is the subject of this Agreement and upon such exclusion the parties shall be relieved from all further obligations under this Agreement in respect of the Camelback Office and the Camelback Lease."

                          This Supplemental Agreement is intended to meet the
requirements of Section 13.5 of the Agreement. Except as expressly set forth above, the parties hereto ratify and affirm the provisions of the Agreement.

                          DATED:  August 12, 1993.

                                    WORLD SAVINGS AND LOAN ASSOCIATION

                                    By:_______________________________________

                                    Its:______________________________________

                                    PRIMERIT BANK, FSB

                                    By:_______________________________________

                                    Its:______________________________________

                           NON-COMPETITION AGREEMENT

                 This NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into this 12th day of May, 1993 by PriMerit Bank, FSB ("PriMerit"), Southwest Gas Corporation ("Southwest Gas"), a California corporation, and World Savings and Loan Association ("World"). All capitalized terms used herein without definition have the meaning assigned to them in the Purchase Agreement (as defined below).

                 A. WHEREAS, PriMerit is a wholly owned subsidiary of Southwest Gas;

                 B. WHEREAS, World and PriMerit are contemporaneously entering into an Agreement to Purchase Assets and Assume Liabilities dated May 12, 1993 (the "Purchase Agreement") pursuant to which World will acquire certain assets and assume certain liabilities of PriMerit located in the State of Arizona; and

                 C. WHEREAS, execution of this Agreement is a condition to the obligations of World and PriMerit to enter into the Purchase Agreement;

                 NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce World to purchase certain assets and assume certain liabilities pursuant to the terms of the Purchase Agreement, PriMerit and Southwest Gas hereby undertake, covenant, and agree as follows:

                          1.      Non-Competition by PriMerit. For a period of
five years commencing as of the Closing Date, PriMerit and Southwest Gas will not, and will not permit any subsidiary to, (i) open either a new deposits gathering facility or automated teller machine in the State of Arizona or (ii) solicit by mail, general advertisement, or other means specifically directed into Arizona, any deposits from persons residing in the State of

Arizona. This restriction shall not apply in the event that PriMerit is merged with and into an unaffiliated depository institution which is operating a retail deposit branch franchise in the State of Arizona; provided, that, the institution resulting from such merger shall not do business in the State of Arizona during such five-year period under any of the various trademarks or trade names currently owned or used by PriMerit nor shall such resulting institution solicit the loan customers of PriMerit whose loans have been purchased by World or the former depositors of PriMerit.

                          2.      Restrictions on Transfer of Branch. For a
period of three years commencing as of the Closing Date, PriMerit and Southwest Gas (to the extent Southwest Gas acquires the Sun City-Bell branch), shall not: (i) sublease, assign or transfer, in any manner, the premises of the Sun City-Bell branch to a thrift institution, commercial bank or other depository institution; (ii) enter into a transaction with any lessor of the Sun City-Bell branch that contemplates or results in a lease or sublease of the premises of the Sun City-Bell branch to a thrift institution, commercial bank or other depository institution; or (iii) take any other action that would permit or result in the operation on the premises of the Sun City-Bell branch of an office or branch of a thrift institution, commercial bank or other depository institution; provided, that, it shall not be deemed a violation of this provision for PriMerit or Southwest Gas to lease additional space to persons who are tenants at the Sun City-Bell branch at the time of Closing or to engage in one of the transactions restricted herein with a brokerage house.

                          3.      No Solicitation. For a period of three (3)
years following the Closing Date, PriMerit or Southwest Gas will not initiate contact with any of the employees of PriMerit who are still employed by World for the purpose of offering that person employment with PriMerit or Southwest Gas.

                          4.      Compensation. As consideration for the
agreements of PriMerit described herein, World will pay PriMerit $1,600,000,
due and payable at Closing.   Southwest Gas hereby acknowledges that the
receipt of such consideration by PriMerit is of indirect benefit to it.

                          5.      Necessity of Covenants. PriMerit and
Southwest Gas hereby acknowledge and agree that the covenants contained in this Agreement, and the geographic reach and duration of such covenants, are reasonable and fully necessary for the protection of the legitimate interest of World and, at the same time, are neither harsh nor oppressive to the rights or interests of PriMerit or Southwest Gas or any party which is or shall become an affiliate of PriMerit or Southwest Gas controlled by PriMerit or Southwest Gas.

                          6.      Unenforceable Provisions.  If any of the
provisions of this Agreement are held to be unenforceable because of the scope, term or area of their applicability, then the court making such determination shall have the power to modify such scope, term or area or all of them to the extent necessary to render this Agreement enforceable under applicable law, and such provisions shall then be enforceable in such modified form. It is the intention of the parties that each and every provision of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

                          7.      Representations and Warranties of PriMerit
and Southwest Gas. PriMerit and Southwest Gas hereby represent and warrant to World as follows: PriMerit and

Southwest Gas are corporations duly organized, validly existing and in good standing under their respective jurisdictions of incorporation. PriMerit and Southwest Gas have full corporate power and authority to execute and deliver this Agreement and to perform all of their obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of PriMerit and Southwest Gas, has been duly and validly executed and delivered by PriMerit and Southwest Gas and, assuming this Agreement has been duly and validly executed and delivered by World, constitutes a valid and binding agreement of PriMerit and Southwest Gas enforceable against PriMerit and Southwest Gas in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, to general equitable principles, and to utility regulatory laws, whether applied by a court of law or equity.

                          8.      Remedies. The parties agree that World will
be irreparably damaged if the provisions hereof are not specifically enforced, and that World shall be entitled to an injunction (either preliminary, permanent, or both) restraining any violation of this Agreement by PriMerit or Southwest Gas, or any other appropriate decree of specific performance. Such remedy shall not be exclusive and shall be in addition to any other remedy which World may have including, without limitation, recovery of damages.

                          9.      Binding Effect. This Agreement shall inure to
the benefit of World and its successors and assigns, and shall be binding upon PriMerit and Southwest Gas and their successors and assigns. No party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto and any attempted assignment or delegation without such consent shall be without force or effect. Nothing in this Agreement shall interfere with the operation of SWG Federal Credit Union in Arizona or in any state in which Southwest Gas operates.

                          10.     Governing Law.  This Agreement shall be
construed in accordance with and governed by the laws of the State of California, exclusive of the conflict of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the County of Alameda, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).

                          11.     Headings.  The headings of the actions of
this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

                          12.     Modification and Waiver.  No amendment,
modification, or alteration of this Agreement shall be binding unless the same shall be in writing, duly executed by PriMerit, Southwest Gas and World. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof. No delay on the part of World in exercising any right or privilege hereunder shall operate as a waiver of any other breach of this Agreement.

                          13.     Attorneys' Fees. Each party shall bear the
cost of its own
attorneys' fees incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded its reasonable costs and expenses and reasonable attorneys' fees.

                          14.     Entire Agreement. This Agreement contains the
entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first stated above.

                                    PRIMERIT BANK, FSB

                                    By:_______________________________________
                                    Title:  President & Chief Executive Officer
                                            DAN J. CHEEVER

                                    SOUTHWEST GAS CORPORATION

                                    By:_______________________________________
                                    Title:  President & Chief Operating Officer

                                    WORLD SAVINGS AND LOAN ASSOCIATION

                                    By:_______________________________________
                                    Title:  Senior Vice President

                              CONSULTING AGREEMENT


                 THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 12th day of May, 1993, by and between World Savings and Loan Association ("World") and PriMerit Bank, FSB ("PriMerit"). All capitalized terms used herein without definition have the meaning assigned to them in the Purchase Agreement (as defined below).

                 A. WHEREAS, World and PriMerit are contemporaneously entering into an Agreement to Purchase Assets and Assume Liabilities dated May 12, 1993 (the "Purchase Agreement") pursuant to which World will acquire certain assets and assume certain liabilities of PriMerit located in the State of Arizona;

                 B. WHEREAS, World recognizes that PriMerit has developed considerable expertise in the management and marketing of a retail consumer financial branch franchise in the State of Arizona and, in connection with its acquisition of PriMerit, World wishes to have the benefit of this expertise in assimilating the PriMerit operations and in developing its own Arizona operations;

                 C. WHEREAS, execution of this Agreement is a condition to the obligation of World and PriMerit to enter into the Purchase Agreement; and

                 D. WHEREAS, World and PriMerit desire to set forth in this Agreement the terms and conditions pursuant to which PriMerit will provide consulting services to World;

                 NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce World to purchase certain assets and assume certain liabilities pursuant to the terms of the Purchase Agreement, the parties hereby undertake, covenant, and agree as follows:

                          1.      Duties of Consultants.

                                  (a)      Beginning on the date of Closing of
the Purchase Agreement and continuing through December 31, 1993, PriMerit shall cause one or more of its employees to provide consulting services to World (the "Consulting Employees") with respect to the management, marketing and integration of the Branch Offices acquired by World and with respect to the financial services business generally in the State of Arizona. World may request that PriMerit designate particular employees to provide such consulting services and PriMerit will honor those requests in the ordinary course. The Consulting Employees shall devote their close attention and best efforts to such consulting services.

                                  (b)      The Consulting Employees will be
available to perform the services described herein from time to time at the request of World during the normal business day, provided that, the Consulting Employees shall not be required to provide more than 50 hours of service in any given month. The Consulting Employees shall not be required to follow a regular schedule or to report on any periodic basis to World's offices. The Consulting Employees may render services by telephone, telefax or written communication, provided, that, in the reasonable judgment of World, the use of such means of communication represents an effective and efficient means of performing such services.

                                  (c)      The Consulting Employees are
employees of PriMerit and shall not be considered employees or agents of World, nor shall the Consulting Employees have the authority to act for World, except as specifically agreed herein or as specifically authorized in writing by the Chief Executive Officer of World. PriMerit shall at all times be an independent contractor with respect to World for purposes of this Agreement.

                          2.      Exclusivity of Consulting Arrangement.

                                  World and PriMerit recognize that due to the
nature of the relationship of PriMerit and the Consulting Employees to World and to the Branch Offices, both in the past and in the future, PriMerit and the Consulting Employees have had access to and have acquired and may continue to have access to and acquire information relating to the business and operations of the Branch Offices and of World, including, without limiting the generality of the foregoing, information with respect to the Branch Offices and World's present and prospective products, systems, customers, agents, process, and sales and marketing methods, other than information which is, or becomes, generally available to the public ("Confidential Information"). PriMerit accordingly agrees that for a period of two (2) years from the date of this Agreement, neither PriMerit nor any of its employees shall perform financial consulting or advisory services pursuant to a formal agreement or otherwise for any other depository or financial institution in the State of Arizona.

                          3.      Confidential Information.

                                  PriMerit hereby agrees that neither it nor
the Consulting Employees shall, at any time during the term of this Agreement or thereafter, reveal, divulge, or make known to any person, or use for its or their own account, any Confidential Information now known to them or made known to them by reason of PriMerit providing consulting services to World under this Agreement. Upon expiration of the consulting period set forth in Section 1 hereof, all documents, records, notebooks, magnetic storage materials, and similar repositories of or containing Confidential Information, including all copies thereof, then in the possession of PriMerit, or the Consulting Employees or under their control, whether prepared by any of them or others, will be immediately returned to World.

                          4.      Compensation.

                                  As consideration for PriMerit's consulting
services hereunder, World will pay to PriMerit $750,000, due and payable at Closing.
                          5.      Representation and Warranty of PriMerit.

                                  (a)      PriMerit hereby represents and
warrants to World that the performance of its duties hereunder does not and will not violate any provision of law or fiduciary duty by which PriMerit or any of the Consulting Employees is bound and will not conflict with or result in a breach of any agreement or instrument to which PriMerit or any of the Consulting Employees is a party or by which it or he are bound or affected.

                                  (b)      PriMerit hereby represents, warrants
and agrees that it will obtain from each person who serves as a Consulting Employee a written undertaking in substantially the form of Exhibit A annexed hereto. PriMerit shall deliver to World a signed copy of each such undertaking within five (5) days after the same shall have been obtained by PriMerit.

                          6.      General Provisions.

                                  (a)      Governing Law. The terms of this
Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of the conflicts of law provisions thereof.

                                  (b)      Titles for Convenience. Any titles
used in this Agreement
are for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions of this Agreement.

                                  (c)      Binding Effect. This Agreement shall
inure to the benefit of World and its successors and assigns, and shall be binding upon PriMerit and its successors and assigns. No party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto.

                                  (d)      Counterparts. This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

                                  (e)      Modification and Waiver. No
amendment, modification, or alteration of this Agreement shall be binding unless the same shall be in writing, duly executed by PriMerit and World. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof. No delay on the part of World in exercising any right or privilege hereunder shall operate as a waiver thereof and no waiver of any breach of this Agreement shall operate as a waiver of any other breach of this Agreement.

                                  (f)      Attorneys' Fees. Each party shall
bear the cost of its own attorneys' fees incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded its reasonable costs and expenses and reasonable attorneys' fees.

                                  (g)      Entire Agreement. This Agreement
contains the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

                 IN WITNESS WHEREOF, this Agreement has been executed and accepted as of the date first stated above.

                                PRIMERIT BANK, FSB


                                By:_______________________________________
                                Title: President and Chief Executive Officer DAN J. CHEEVER

                                WORLD SAVINGS AND LOAN ASSOCIATION


                                By:_______________________________________
                                   Title:  Senior Vice President

                                   EXHIBIT A

World Savings and Loan Association
1901 Harrison Street
Oakland, California 94612-3587

Gentlemen:

                 The undersigned understand(s) that World Savings and Loan Association and PriMerit Bank, FSB have entered into a Consulting Agreement (the "Agreement") dated May 12, 1993, in connection with World's acquisition of certain branches of PriMerit located in the state of Arizona (the "Branch Offices"). Pursuant to that Agreement, the undersigned understands that he/she may be requested to provide consulting services to World with respect to management, marketing and integration of the Branch Offices and with respect to the financial services business generally in the State of Arizona.

                 The undersigned recognize(s) that he/she may have had access to and may continue to have access to confidential and proprietary information relating to the business and operations of the Branch Offices and of World, including, without limiting the generality of the foregoing, information with respect to the Branch Offices and World's present and prospective products, systems, customers, agents, process, and sales and marketing methods, other than information which is, or becomes, generally available to the public ("Confidential Information"). The undersigned accordingly agrees that he/she shall not at any time during the term of the Agreement or thereafter, reveal, divulge, or make known to any person, or use for his/her own account, any Confidential Information now known to him/her or made known to him/her by reason of providing consulting services to World under this Agreement. Upon expiration of the Agreement, the undersigned further agree(s) that all documents, records, notebooks, magnetic storage materials, and similar repositories of or containing Confidential Information, including all copies thereof, then in the possession of the undersigned will be immediately returned to World.

                                    Yours very truly,

                                    __________________________________________

                                    Dated:____________________________________